Execution Copy

PARTNERSHIP INTEREST PURCHASE AGREEMENT

dated as of November 12, 2014,

by and among

INTL FCStone Inc., and

INTL FCStone Hudson LLC, as Buyers,

G.X. Clarke & Co.,

the Partners of G.X. Clarke & Co., as Sellers

and

the Sellers’ Representatives

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Table of Contents
Page
ARTICLE I. Definitions1
Section 1.01.Certain Defined Terms    1
ARTICLE II. Purchase and Sale    2
Section 2.01.Purchase and Sale    2
Section 2.02.Purchase Price    2
Section 2.03.Pre-Closing Actions    2
Section 2.04.Adjustment and Indemnity Escrow    3
Section 2.05.Certain Closing Actions Relating to the Leaving Partners.    4
Section 2.06.Certain Closing Actions Relating to the Staying Partners    4
Section 2.07.Closing Deliveries    4
Section 2.08.Purchase Price Determination    6
Section 2.09.Closing    8
Section 2.10.Withholding Tax    9
ARTICLE III. Representations and Warranties of the Sellers9
Section 3.01.Ownership of Securities    9
Section 3.02.Authorization; Execution and Validity    9
Section 3.03.No Conflicts    9
Section 3.04.Litigation    10

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Section 3.05.Brokers or Finders’ Fees    10
ARTICLE IV. Representations and Warranties of the Company    10
Section 4.01.Authority    10
Section 4.02.Organization, Authority and Qualification of the Company    11
Section 4.03.Partnership Interests    11
Section 4.04.No Subsidiaries    11
Section 4.05.No Conflicts; Consents    11
Section 4.06.Financial Statements; Internal Controls    12
Section 4.07.Undisclosed Liabilities    13
Section 4.08.Absence of Certain Changes, Events and Conditions    14
Section 4.09.Material Contracts    16
Section 4.10.Title to Assets; Condition of Assets    18
Section 4.11.Intellectual Property    19
Section 4.12.Key Relationships    22
Section 4.13.Insurance    23
Section 4.14.Legal Proceedings; Governmental Orders    23
Section 4.15.Compliance With Laws; Permits    24
Section 4.16.Employee Benefit Matters    24
Section 4.17.Employment Matters    27

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Section 4.18.Taxes    29
Section 4.19.Company Actions    31
Section 4.20.Brokers    31
Section 4.21.Investment Securities    31
Section 4.22.Customer Agreements and Related Documentation    31
Section 4.23.Disclosure of All Matters Relating To Regulatory Approval of the Change-of-Control and Licensing    31
Section 4.24.Broker-Dealer Matters    32
Section 4.25.Affiliate Transactions    33
Section 4.26.Accounts; Safe Deposit Boxes    33
ARTICLE V. Representations and Warranties of Buyers33
Section 5.01.Organization and Authority of the Buyers    33
Section 5.02.Authorization; Due Execution and Validity    34
Section 5.03.No Conflicts; Consents    34
Section 5.04.Brokers or Finders Fees    34
Section 5.05.Sufficiency of Funds    34
Section 5.06.Legal Proceedings    34
Section 5.07.Securities Act    35
Section 5.08.Solvency    35

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ARTICLE VI. Covenants35
Section 6.01.Conduct of Business Prior to the Closing    35
Section 6.02.Access to Information    36
Section 6.03.Confidentiality    37
Section 6.04.No Solicitation of Other Bids    37
Section 6.05.Notice of Certain Events    38
Section 6.06.Governmental Approvals and Consents    39
Section 6.07.Books and Records    40
Section 6.08.Closing Conditions    41
Section 6.09.Public Announcements    41
Section 6.10.Further Assurances    41
Section 6.11.Name Change and Retirement of Brand Name    41
Section 6.12.Employee Matters    42
Section 6.13.Key Man Insurance Policies    42
Section 6.14.Brokers or Finders    42
Section 6.15.Escrow Agent Expenses    43
Section 6.16.New Jersey Taxes Sale and Use Taxes.    43
ARTICLE VII. Tax Matters43
Section 7.01.Tax Covenants    43

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Section 7.02.Tax Indemnification    44
Section 7.03.Straddle Period    44
Section 7.04.Tax Treatment and Allocation    45
Section 7.05.Tax Contests    45
Section 7.06.Cooperation and Exchange of Information    46
Section 7.07.Survival    46
Section 7.08.Overlap    46
ARTICLE VIII. Conditions to Closing47
Section 8.01.Conditions to Obligations of All Parties    47
Section 8.02.Conditions to Obligations of Buyers    47
Section 8.03.Conditions to Obligations of Each Seller    49
Section 8.04.Frustration of Closing Conditions    50
ARTICLE IX. Indemnification50
Section 9.01.Survival    50
Section 9.02.Indemnification By Sellers    50
Section 9.03.Indemnification By Buyers    51
Section 9.04.Certain Limitations    52
Section 9.05.Indemnification Procedures    53
Section 9.06.Payments    55

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Section 9.07.Tax Treatment of Indemnification Payments    55
Section 9.08.Effect of Investigation    55
Section 9.09.No Additional Representations    56
Section 9.10.Exclusive Remedies    56
ARTICLE X. Termination56
Section 10.01.Termination    56
Section 10.02.Notice of Termination, Etc.    57
Section 10.03.Effect of Termination    58
ARTICLE XI. Miscellaneous58
Section 11.01.Expenses    58
Section 11.02.Notices    58
Section 11.03.Interpretation    59
Section 11.04.Headings    60
Section 11.05.Severability    60
Section 11.06.Entire Agreement    60
Section 11.07.Successors and Assigns    60
Section 11.08.No Third-Party Beneficiaries    60
Section 11.09.Amendment and Modification; Waiver    60

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Section 11.10.Governing Law; Arbitration; Submission to Jurisdiction; Waiver of Jury Trial    61
Section 11.11.Specific Performance    62
Section 11.12.Counterparts    63
Section 11.13.Sellers’ Representatives    63
Section 11.14.Delivery    65
Section 11.15.Disclosure Schedules    65
Section 11.16.Concerning Counsel    65

Exhibits
Exhibit A – Definitions
Exhibit B – Purchase Price Payments
Exhibit C – Form of Leaving Partner Agreement
Exhibit D – Subordinated Indebtedness
Exhibit E – Press Release
Exhibit F – Transition Agreement
Exhibit G – Escrow Agreement

Schedules
Schedule 2.03 – Accounting Principles
Schedule 2.06 – Contingent Consideration and Deferred Purchase Price
Schedule 6.12 – Employee Matters
Schedule 7.04(b) – Allocation

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PARTNERSHIP INTEREST PURCHASE AGREEMENT
This PARTNERSHIP INTEREST PURCHASE AGREEMENT (the “Agreement”), dated as of November 12, 2014, is entered into by and among INTL FCSTONE INC., a Delaware corporation (the “LP Buyer”), INTL FCSTONE HUDSON LLC, a Delaware limited liability company which is a wholly-owned subsidiary of the LP Buyer (the “GP Buyer”, and together with the LP Buyer, the “Buyers”), G.X. CLARKE & CO., a New York limited partnership (the “Company”), the general partners (each, a “GP Seller” and, collectively, the “GP Sellers”) and limited partners (each an “LP Seller” and, collectively, the “LP Sellers”, and together with the GP Sellers, the “Sellers”) of the Company, each of whom is a signatory hereto. JOSEPH L. AMATO and BERNARD S. SPANGER, solely with respect to Section 11.13 as the “Sellers’ Representatives,” also join this Agreement. Each of the Buyers, the Company, the Sellers and the Sellers’ Representatives are sometimes referred to individually as a “Party” and, collectively, the “Parties.”
A.    The Company is an independent, SEC-registered institutional broker-dealer in U.S. government, federal agency and mortgage-backed securities. The Sellers are general and limited partners of the Company and are the beneficial and record owners of all of the general partnership and limited partnership interests (the “Partnership Interests”) of the Company, representing 100% of the issued and outstanding equity interests of the Company.
B.    Contemporaneously with the execution and delivery of this Agreement, each of the Staying Partners has entered into an Employment Agreement by and between such Staying Partner and the Company, with each such Employment Agreement to be effective automatically upon the Closing.
C.    Contemporaneously with the execution and delivery of this Agreement, each of the Leaving Partners has entered into a Leaving Partner Agreement among such Leaving Partner, the Company and the LP Buyer, and the Company, Griffith X. Clarke and LP Buyer have entered into the Transition Agreement, with each such Leaving Partner Agreement and the Transition Agreement to be effective automatically upon the Closing.
D.    On the terms and subject to the conditions set forth herein, the GP Sellers wish to sell to the GP Buyer, and the GP Buyer wishes to buy, the Partnership Interests held by the GP Sellers, and the LP Sellers wish to sell to the LP Buyer, and the LP Buyer wishes to buy, the Partnership Interests held by the LP Sellers (the “Transaction”).
AGREEMENT
NOW, THEREFORE, in consideration of the premises and the mutual promises made herein, and in consideration of the representations, warranties, covenants and agreements herein contained, intending to be legally bound, the Parties hereby agree as follows:

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ARTICLE I.
DEFINITIONS
Section 1.01.    Certain Defined Terms. Capitalized terms used in this Agreement but not defined herein have the meanings specified in Exhibit A to this Agreement.
ARTICLE II.
PURCHASE AND SALE
Section 2.01.    Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, (a) the GP Buyer shall purchase from the GP Sellers, and each of the GP Sellers shall sell, assign, transfer and deliver to the GP Buyer, all of its right, title and interest in and to all of the Partnership Interests held by such GP Seller, free and clear of all Encumbrances, for such GP Seller’s share of the Purchase Price, as set forth next to his or its name in Exhibit B to this Agreement, and (b) the LP Buyer shall purchase from each LP Seller, and each LP Seller shall sell, assign, transfer and deliver to the LP Buyer, all of such LP Seller’s right, title and interest in and to all of the Partnership Interests held by such LP Seller, free and clear of all Encumbrances, for such LP Seller’s share of the Purchase Price, as set forth next to his or its name in Exhibit B to this Agreement.
Section 2.02.    Purchase Price. The aggregate purchase price for all of the Partnership Interests (the “Purchase Price”) shall consist of (a) an amount equal to the Final Tangible Book Value, minus the Transaction Expenses (to the extent such Transaction Expenses have not been otherwise reflected in the calculation of the Final Tangible Book Value or paid by the Company or the Sellers prior to the Effective Time), plus $1,500,000, and (b) the Contingent Consideration.
Section 2.03.    Pre-Closing Actions.
(a)    At least ten (10) Business Days prior to the Closing Date, the Company shall deliver to the LP Buyer a statement of the financial condition of the Company, setting forth a good faith calculation of the estimated Capital Distribution, Sub Debt Paydown, Transaction Expenses and Final Tangible Book Value, prepared in accordance with GAAP subject to the principles set forth in Schedule 2.03, with reasonable supporting materials attached thereto, certified by a Managing General Partner of the Company (the “Interim Estimation Statement”). At least three (3) Business Days prior to the Closing Date, the Company shall deliver to the LP Buyer an updated form of the Interim Estimation Statement, based upon the most recent Daily Statement made available by the Company pursuant to Section 6.02 (the “Final Estimation Statement”), which calculation, upon review and acceptance by the LP Buyer in its reasonable discretion, shall be the “Estimated Final Tangible Book Value”. Prior to the Closing, the Company shall provide access to the LP Buyer and its independent accountants, copies of all work papers prepared by the Company and its accountants in connection with the preparation of the Interim Estimation Statement and Final Estimation Statement and reasonable access to the personnel of the Company and its accountants who prepared such estimates.
(b)    At least five (5) Business Days prior to the Closing, the Company shall deliver to the LP Buyer a letter from each holder of outstanding Subordinated Indebtedness, in form and substance reasonably acceptable to the LP Buyer, indicating (i) the amount required to discharge at the Closing the principal amount of such Subordinated Indebtedness and any accrued and unpaid interest thereon held by such holder which is not Unretired Subordinated Indebtedness and (ii) and, to the extent applicable, the amount necessary to discharge at Closing the principal amount of any Unretired Subordinated Indebtedness and any accrued and unpaid interest thereon held by such holder and confirming, in each case, that such Subordinated Indebtedness is not secured by any Encumbrance (collectively, the “Payoff Letters”).
(c)    Prior to, but conditioned upon the Closing, and subject to FINRA approval, the Company shall distribute and pay to the Leaving Partners the Distributed Capital (the “Capital Distribution”).
(d)    Prior to, but conditioned upon the Closing, the Company shall pay, or cause to be paid, amounts sufficient to pay the Subordinated Indebtedness in full or to the extent approved by FINRA (the “Sub Debt Paydown”), based on the Payoff Letters. In the event FINRA does not approve the Sub Debt Paydown in full but approves (i) the pay down of the Subordinated Indebtedness other than the Unretired Subordinated Indebtedness and (ii) the Unretired Sub Debt Purchase referred to in Section 2.03(g) below, the Company, conditioned upon the Closing, shall pay off the Subordinated Indebtedness other than the Unretired Subordinated Indebtedness.
(e)    Prior to, but conditioned upon the Closing, the Company or the Sellers, as the case may be, shall pay to the Persons identified by the Sellers’ Representatives who, as of Closing, are owed Transaction Expenses amounts sufficient to pay such outstanding and unpaid Transaction Expenses in full, based on invoices supplied by such Persons (which invoices shall include acknowledgement of payment in full of all amounts owed by the Company to such Persons).
(f)    Prior to, but conditioned upon the Closing, the Company shall deposit an amount equal to $350,000 on behalf of the Sellers with an account established by the Sellers’ Representative (the “Sellers’ Representatives Account”) to fund the Sellers’ payment and reimbursement obligations to the Sellers’ Representatives under Section 11.13 of this Agreement.
(g)    Prior to, but conditioned upon the Closing, and subject to FINRA approval, the LP Buyer shall, to the extent there is any Unretired Subordinated Indebtedness, purchase from the holders of the Unretired Subordinated Indebtedness, and each of the holders of the Unretired Subordinated Indebtedness shall sell, assign, transfer and deliver to the LP Buyer, free and clear of all Encumbrances, all right, title and interest in and to the Unretired Subordinated Indebtedness, if any, (the “Unretired Sub Debt Purchase”) for a purchase price equal to the principal amount and any accrued but unpaid interest as of the Effective Time on such Unretired Subordinated Indebtedness.
Section 2.04.    Adjustment and Indemnity Escrow.

(a)    At Closing, the LP Buyer shall deposit an amount equal to the Adjustment Escrow Amount on behalf of the Sellers into an escrow account (the “Adjustment Escrow Account”) with Citibank, N.A., as escrow agent (the “Escrow Agent”), in accordance with the terms of this Agreement and the escrow agreement dated as of the Closing Date among the Buyers, the Sellers’ Representatives and the Escrow Agent in the form of Exhibit G hereto (the “Escrow Agreement”). The Adjustment Escrow Amount shall be maintained by the Escrow Agent to secure the Sellers’ Purchase Price adjustment obligations under Section 2.08 of this Agreement, and shall be released to either or both the Buyers or the Sellers upon the determination of the Final Tangible Book Value.
(b)    At Closing, the LP Buyer shall deposit an amount equal to the Indemnity Escrow Amount into an escrow account (the “Indemnity Escrow Account”) with the Escrow Agent, in accordance with the terms of this Agreement and the Escrow Agreement, to secure the Sellers’ obligations under Section 7.02 and Section 9.02 of this Agreement.
Section 2.05.    Certain Closing Actions Relating to the Leaving Partners.
(a)    At Closing, the Leaving Partners shall transfer their Partnership Interests in accordance with Section 2.01 to the LP Buyer or the GP Buyer, as the case may be, in consideration for (i) the right to any distributions of the Escrow Amounts, plus (ii) the Leaving Partners Closing Payment.
(b)    At Closing, the LP Buyer and the GP Buyer, as the case may be, shall pay the Leaving Partners Closing Payment to the Leaving Partners in accordance with wire transfer instructions provided to the LP Buyer no less than three (3) Business Days prior to Closing.
Section 2.06.    Certain Closing Actions Relating to the Staying Partners.
(a)    At Closing, the Staying Partners shall transfer their Partnership Interests in accordance with Section 2.01 to the LP Buyer or the GP Buyer, as the case may be, in consideration for (i) the Staying Partners Closing Payment, (ii) the right to any distributions of the Escrow Amounts, (iii) the Contingent Consideration and (iv) the Deferred Purchase Price. Each of the Contingent Consideration and Deferred Purchase Price shall be calculated and paid in accordance with Schedule 2.06.
(b)    At Closing, the LP Buyer and the GP Buyer, as the case may be, shall pay the Staying Partners Closing Payment to the Staying Partners in accordance with wire transfer instructions provided to the LP Buyer no less than three (3) Business Days prior to Closing.
Section 2.07.    Closing Deliveries.
(a)    At the Closing, the Buyers shall:

(i)    Deliver to the Sellers’ Representatives, a certificate from the secretary of the LP Buyer and GP Buyer, in form and substance reasonably acceptable to Sellers’ Representatives, as to their organizational documents, duly authorized officers or managers and resolutions adopting and authorizing this Agreement, the other Transaction Agreements and the Transaction;
(ii)    Deliver to the Sellers’ Representatives, the certificate specified in Section 8.03(d);
(iii)    Deliver to Sellers’ Representatives, a good standing certificate (or its equivalent for the LP Buyer and the GP Buyer) from the secretary of the state of its jurisdiction of incorporation or formation, certified as of a date not more than ten (10) days prior to the Closing Date; and
(iv)    Deliver to the Sellers’ Representatives such other documents or instruments as the Company reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.
(b)    At the Closing, each Seller shall deliver to the LP Buyer:
(i)    A certificate pursuant to Treasury Regulations Section 1.1445-2(b) that such Seller is not a foreign person within the meaning of Section 1445 of the Code; and
(ii)    The Transaction Agreements to which the Seller is a party and all other agreements, documents, instruments or certificates required to be delivered by such Seller at or prior to the Closing.
(c)    At the Closing, the Company shall:
(i)    Deliver to the Buyers the Transaction Agreements to which the Company is a party and all other agreements, documents, instruments or certificates required to be delivered by the Company at or prior to the Closing;
(ii)    Deliver to the Buyers a good standing certificate (or its equivalent) for the Company from the Secretary of State of the State of New York, certified as of not more than ten (10) days prior to the Closing Date;
(iii)    Deliver to the Buyers a certificate from a Managing General Partner of the Company, in form and substance reasonably satisfactory to the Buyers as to the Company’s Partnership Certificate, Partnership Agreement, duly authorized Managing General Partners and resolutions adopting and authorizing this Agreement, the other Transaction Agreements and the Transaction;
(iv)    Deliver to the Buyers the certificate specified in Section 8.02(h);

(v)    Deliver to the holders of the Unretired Subordinated Indebtedness, if any, the purchase price for the Unretired Sub Debt Purchase; and
(vi)    Deliver to the Buyers such other documents or instruments as the LP Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.
(d)    At the Closing, each holder of Unretired Subordinated Indebtedness, if any, shall deliver to the Company:
(i)    The instrument(s) evidencing such Unretired Subordinated Indebtedness; and
(ii)    A letter agreement acknowledging the Unretired Sub Debt Purchase and appointing the LP Buyer as such holder’s attorney in fact with full power to execute, acknowledge, deliver and record any and all such documents such holder of Unretired Subordinated Indebtedness fails to execute in connection with the consummation of the Unretired Sub Debt Purchase within three (3) business days after the LP Buyer’s request therefor.
Section 2.08.    Purchase Price Determination.
(a)    The LP Buyer shall use its reasonable best efforts, at its sole cost and expense, to deliver to the Sellers’ Representatives no later than forty-five (45) days after the Closing Date a statement of financial condition of the Company as of the Effective Time (the “Closing Date Balance Sheet”) prepared in accordance with GAAP subject to the principles set forth in Section 2.03 of the Seller Disclosure Schedules, audited by the independent public accounting firm auditing LP Buyer’s financial statements (the “Auditor”), including the calculation of the Final Tangible Book Value derived therefrom. Along with the Closing Date Balance Sheet, the LP Buyer shall also deliver to the Sellers’ Representatives a certificate from the Auditor that the Closing Date Balance Sheet was so prepared without exception or qualification.
(b)    The Closing Date Balance Sheet shall become final and binding upon the Parties on the thirtieth (30th) day following delivery thereof, unless the Sellers’ Representatives give written notice of disagreement with the Closing Date Balance Sheet (a “Notice of Disagreement”) to the LP Buyer prior to such date. During the period of time from and after the date of delivery of the Closing Date Balance Sheet to Sellers’ Representatives through the resolution of any disputed matters relating to the Closing Date Balance Sheet contemplated by this Section 2.08(b), the Buyers shall provide to Sellers’ Representatives and their Representatives during reasonable business hours, reasonable access to access to all books, records and working papers of the Company relevant to the Closing Date Balance Sheet, and shall request that the Auditor provide to Sellers’ Representatives and their Representatives access to all of their working papers relevant to the Closing Date Balance Sheet. The Sellers’ Representatives acknowledge that the Auditor may condition such access upon the execution of customary non-reliance letters. Any Notice of Disagreement shall (i) specify in reasonable detail the nature of any disagreement so asserted and (ii) only include disagreements based on mathematical errors or based on the Closing Date Balance Sheet not being calculated as specified pursuant to Section 2.08(a). If no Notice of Disagreement is received by the LP Buyer from the Sellers’ Representatives by the 30th day following delivery of the Closing Date Balance Sheet, then the Closing Date Balance Sheet, including the calculation of the Final Tangible Book Value set forth therein, shall become final and binding upon the Parties hereto. If a timely Notice of Disagreement is received by the LP Buyer from the Sellers’ Representatives, then the Closing Date Balance Sheet (as revised in accordance with this sentence), including the calculation of the Final Tangible Book Value set forth therein, shall become final and binding upon the Parties on the earlier of (A) the date the LP Buyer and the Sellers’ Representatives resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement and (B) the date any disputed matters are finally resolved in writing by the Accounting Firm (as defined below). During the 10-day period following the delivery of a Notice of Disagreement, the LP Buyer and the Sellers’ Representatives shall use their good faith efforts to resolve any differences that they may have with respect to the matters specified in the Notice of Disagreement. At the end of such 10-day period, if the LP Buyer and the Sellers’ Representatives have not resolved such differences, then either the LP Buyer or the Sellers’ Representatives shall submit to PriceWaterhouseCoopers LLP (the “Accounting Firm”) for resolution, in accordance with the standards set forth in this Section 2.08, only the matters that remain in dispute and were properly included in the Notice of Disagreement in accordance with this Section 2.08(b), in the form of a written submission. If the Accounting Firm is unavailable, the LP Buyer and the Sellers’ Representatives shall either choose a certified public accounting firm of national but, if unavailable, regional reputation, registered with the PCAOB, mutually agreeable to them or, if unable to agree, submit the choice to an arbitrator pursuant to Section 11.10(b) to choose a certified public accounting firm (which shall be registered with the PCAOB and under PCAOB rules be independent of any Seller or the Buyers and any of their respective Affiliates) to serve as the “Accounting Firm” under this Agreement. The Sellers’ Representatives and the LP Buyer shall use their commercially reasonable efforts to cause the Accounting Firm to render a written decision resolving the matters submitted to the Accounting Firm within thirty (30) days of the receipt of such submission. The scope of the disputes to be resolved by the Accounting Firm shall be limited to whether the items in dispute were properly calculated as specified in Section 2.08(a) and whether there were mathematical errors in the Closing Date Balance Sheet, and the Accounting Firm is not to make any other determination. The Accounting Firm’s decision shall be based solely on written submissions by the Sellers’ Representatives and the LP Buyer and their respective Representatives and not by independent review. The Accounting Firm shall address only those items in dispute and may not assign a value greater than the greatest value for such item claimed by either party or smaller than the smallest value for such item claimed by either party. Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. The fees and expenses of the Accounting Firm incurred pursuant to this Section 2.08(b) shall be borne half each by the LP Buyer and the Sellers’ Representatives.

(c)    Within ten (10) Business Days after the Closing Date Balance Sheet becomes final and binding on the Parties pursuant to Section 2.08(b), the following shall occur:
(iii)    if the Final Tangible Book Value is greater than the Estimated Final Tangible Book Value, then (i) the LP Buyer shall pay or cause to be paid to the Sellers’ Representatives for distribution to the Sellers, an amount equal to the difference between the Final Tangible Book Value and the Estimated Final Tangible Book Value and (ii) the LP Buyer shall join with the Sellers’ Representatives in notifying the Escrow Agent to release the Adjustment Escrow Amount to the Sellers’ Representatives for distribution to the Sellers;
(iv)    if the Final Tangible Book Value is less than the Estimated Final Tangible Book Value, then the Escrow Agent shall pay to the LP Buyer an amount equal to the difference between the Estimated Final Tangible Book Value and the Final Tangible Book Value from the Adjustment Escrow Amount; provided, if such shortfall exceeds the Adjustment Escrow Amount, the LP Buyer and the Sellers’ Representative shall notify the Escrow Agent to pay the LP Buyer the full Adjustment Escrow Amount, and each of the Sellers shall promptly pay in cash his or its Pro Rata Share of the amount by which such shortfall exceeds the Adjustment Escrow Amount, and the Sellers’ Representatives shall use their reasonable best efforts to assist the Buyer and direct the Sellers to pay such amounts and to assist the LP Buyer in collecting such amounts in a timely manner; or
(v)    if the Final Tangible Book Value is equal to the Estimated Final Tangible Book Value, then no adjustments shall be made to the Purchase Price.
All payments to be made under this Section 2.08(c) shall be made by wire transfer of immediately available funds. If any Adjustment Escrow Amount remains with the Escrow Agent after the application of the Adjustment Escrow Amount in the manner set forth in clause (ii) above, or if no adjustment is required pursuant to clause (iii), the LP Buyer and the Sellers’ Representatives shall notify the Escrow Agent to release any such remaining Adjustment Escrow Amount to the Sellers’ Representatives for distribution to the Sellers.
(d)    Adjustments for Tax Purposes. Any payments made pursuant to this Section 2.08 shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Law.
Section 2.09.    Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Partnership Interests contemplated hereby shall take place at a closing (the “Closing”) to be held at 8:00 a.m., eastern time, on the later of January 2, 2015 and two (2) Business Days after the last of the conditions to Closing set forth in Article VIII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of Katten Muchin Rosenman LLP, 575 Madison Avenue, New York, New York, or at such other time or on such other date or at such other place as the Sellers’ Representatives and the LP Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”) and the Closing shall be deemed to have occurred and be effective as of 12:01 a.m. eastern time on the Closing Date, provided that if the Closing Date is January 2, 2015, then the Closing shall be deemed to have occurred and be effective as of 12:01 a.m. eastern time on January 1, 2015 (the “Effective Time” for all purposes under this Agreement).
Section 2.10.    Withholding Tax. The Buyers and the Company shall be entitled to deduct and withhold from the Purchase Price all Taxes that the Buyers and the Company may be required to deduct and withhold under any provision of Tax law. All such withheld amounts shall be treated as delivered to the Sellers hereunder.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
Each Seller represents and warrants to the Buyers, with respect to such Seller and not with respect to any other Seller, as follows:
Section 3.01.    Ownership of Securities. Each of the Partnership Interests set forth opposite such Seller’s name on Section 3.01(i) of the Seller Disclosure Schedules is owned by such Seller beneficially and of record, free and clear of all Encumbrances, restrictions on transfer (except under the Securities Act and applicable state securities laws), options, rights, calls, commitments, proxies or other contract rights and such Seller has sole voting power and sole power of disposition and sole power to agree to all of the matters set forth in the Agreement, in each case with respect to each of the Partnership Interests set forth opposite such Seller’s name on Section 3.01 of the Seller Disclosure Schedules, with no limitations, qualifications or restrictions on such rights and powers except as set forth in Section 3.01(ii) of the Seller Disclosure Schedules, and such Seller has not granted and will not grant such rights and powers to any other Person.
Section 3.02.    Authorization; Execution and Validity.
(h)    Such Seller has full right, power, capacity and authority to execute and deliver this Agreement and each of the Transaction Agreements to be executed and delivered by such Seller, to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof.
(i)    If such Seller is not an individual, the execution, delivery and performance by such Seller of this Agreement and each of the Transaction Agreements to which such Seller is a party have been duly and properly authorized by all requisite action in accordance with applicable Law and with the organizational documents of such Seller.
(j)    This Agreement has been duly executed and delivered by such Seller and constitutes the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms. Each of the Transaction Agreements to be executed and delivered by or on behalf of such Seller will be duly executed and delivered by such Seller, and, when so executed and delivered, will constitute the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms.

Section 3.03.    No Conflicts. The execution and delivery of this Agreement and the Transaction Agreements by such Seller and the performance by such Seller of the transactions contemplated hereby or thereby will not:
(c)    if such Seller is not an individual, violate or conflict with or result in a breach of any of the terms, conditions or provisions of the organizational documents of such Seller;
(d)    violate or conflict with or result in a breach of any Law;
(e)    except as set forth in Section 3.03(c) of the Seller Disclosure Schedules, violate, conflict with, result in a breach of, or constitute (with or without notice or lapse of time or both) a default under, or an event which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination under, or in any manner release any party thereto from any obligation under, any Permit, contract, commitment, mortgage, note, bond, license, instrument, indenture, lease or other agreement, whether written or oral, to which such Seller is a party or by which the properties or assets of such Seller are bound;
(f)    result in the creation or imposition of any Encumbrance upon such Seller’s Partnership Interests or any other properties or assets of such Seller; or
(g)    except as set forth in Section 3.03(e) of the Seller Disclosure Schedules, require any Permit, authorization, consent, approval, exemption or other action by or notice to any Person or Governmental Authority.
Section 3.04.    Litigation. There is no suit, action, proceeding, investigation, arbitration, mediation, claim or order pending or, to the Knowledge of such Seller, threatened against such Seller before any Governmental Authority that (i) questions the validity of this Agreement or any Transaction Document to which such Seller is a party or any action taken or to be taken by such Seller in connection with, or which seeks to enjoin or obtain monetary damages in respect of, this Agreement or any Transaction Document to which such Seller is a party or (ii) that, individually or in the aggregate, could adversely affect the ability of such Seller to perform such Seller’s obligations under and consummate the transactions contemplated by this Agreement or any Transaction Document to which such Seller is a party.
Section 3.05.    Brokers or Finders’ Fees. No agent, broker, investment banker or other Person acting on behalf of such Seller, or under the authority thereof, is or will be entitled to any brokers’ or finders’ fee or any other commission or similar fee directly or indirectly from such Seller in connection with any of the transactions contemplated hereby.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company represents and warrants to the Buyers as follows:

Section 4.01.    Authority. The Company has full power and authority to enter into this Agreement and the other Transaction Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and any other Transaction Document to which the Company is a party, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated and thereby have been duly and validly authorized by all necessary organizational action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the GP Buyer and the LP Buyer, this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms. When each other Transaction Agreement to which the Company is or will be a party has been duly executed and delivered by the Company (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of the Company enforceable against it in accordance with its terms.
Section 4.02.    Organization, Authority and Qualification of the Company. The Company is a limited partnership duly organized, validly existing and in good standing under the laws of the State of New York and has full partnership power and authority necessary to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 4.02 of the Seller Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. All actions taken by the Company in connection with this Agreement and the other Transaction Agreements will be duly authorized on or prior to the Closing. The Company has delivered, or made available for review to the LP Buyer, true and complete copies of the Partnership Certificate and Partnership Agreement. The Company is not in violation of any provision of its Partnership Certificate or Partnership Agreement.
Section 4.03.    Partnership Interests. All of the Partnership Interests were issued in compliance with applicable Laws. None of the Partnership Interests were issued in violation of any agreement, arrangement or commitment to which any Seller or the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person. No class of ownership interests in the Company is authorized or outstanding other than the Partnership Interests. The Company has no authorized or outstanding bonds, debentures, notes or other Indebtedness the holders of which have the right to vote (or convert into, exchange for, or evidence the right to subscribe for or acquire securities having the right to vote) with the holders of Partnership Interests on any matter.
Section 4.04.    No Subsidiaries. The Company does not own, or have any interest in, any shares or have an ownership interest in any other Person.
Section 4.05.    No Conflicts; Consents. The execution, delivery and performance by of this Agreement by the Company and the other Transaction Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(a) contravene, conflict with or result in a violation or breach of, or default under, any provision of the Partnership Certificate or Partnership Agreement of the Company; (b) contravene, conflict with or result in a violation, default or breach of any provision of any Law or Governmental Order applicable to the Company or give any Governmental Authority or other Person the right to challenge any of the transactions contemplated by this Agreement or the other Transaction Agreements or to exercise any remedy, obtain any relief under or revoke or otherwise modify any rights held under, any such Law or Order; (c) except as set forth in Section 4.05 of the Seller Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Company is a party or by which the Company is bound or to which any of its properties and assets are subject (including any Material Contract) or any Permit affecting the material properties, assets or business of the Company; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any material properties or assets of the Company. No action, consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company in connection with the execution and delivery of this Agreement and the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby, except for such (i) as may be required with the SEC, FINRA and state securities authorities, and (ii) such as may be required solely by reason of Buyers’ (as opposed to any other third party’s) participation in the Transaction.
Section 4.06.    Financial Statements; Internal Controls.
(e)    Complete copies of the Company’s audited financial statements consisting of the statement of financial condition of the Company as at December 31 in each of the years 2011, 2012 and 2013 and the related statements of income, cash flows, partners equity and changes in liabilities subordinated to claims of general creditors for the years then ended (the “Audited Financial Statements”), and unaudited financial statements consisting of the statement of financial condition of the Company as at August 31, 2014 and the related statements of income for the eight-month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) have been made available to the LP Buyer. The Financial Statements (i) present fairly in all material respects the financial position of the Company as of the dates designated therein and the results of operations and cash flows for the periods designated therein and, in the case of the Audited Financial Statements only, the cash flows, partners equity and changes in liabilities subordinated to claims of general creditors, and (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except as disclosed in the notes thereto, subject, in the case of the Interim Financial Statements, to normal year-end adjustments, none of which are expected by the Company to be material, and the absence of notes. The audited balance sheet of the Company as of December 31, 2013 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company as of August 31, 2014 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”.

(f)    The Company maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company in accordance with GAAP and to maintain accountability for the Company’s assets, (iii) access to the Company’s assets is permitted only in accordance with the Managing General Partners’ authorization, (iv) adequate procedures are implemented to effect the collection of all accounts, notes and other receivables on a timely basis and (v) there are adequate procedures in place regarding the prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets.
(g)    The Company has designed and maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act of 1934, as amended (the “Exchange Act”)) sufficient to provide reasonable assurances regarding the reliability of financial reporting for the Company. The Company has designed and maintains disclosure controls and procedures (as defined in Rules 13a‑15(e) and 15d-15(e) of the Exchange Act) to ensure that material information regarding financial reporting is recorded, processed, summarized and communicated to Company management. Since December 31, 2010, the Company has not had (i) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information or (ii) any instances of fraud, whether or not material, that involve management or other employees who have a significant role in the Company’s internal controls over financial reporting.
(h)    The Company has made available to the LP Buyer copies of all management representation letters of the Company to the Company’s auditors in connection with the annual audits of the Company for its 2011, 2012 and 2013 fiscal years.
(i)    The Company has designed and maintains a system of supervisory controls over its activities as required under applicable Law and to meet the requirements of FINRA Rule 3130. The certifications of the Company thereunder and the report to the Company’s Managing General Partners do not identify any weaknesses or deficiencies in the Company’s processes under FINRA Rule 3130.
Section 4.07.    Undisclosed Liabilities.
To the Knowledge of the Company, the Company does not have any material liabilities or obligations, except (a) as and to the extent clearly and accurately reflected and accrued for or reserved against in the Interim Balance Sheet; (b) immaterial liabilities and obligations which have arisen in the Ordinary Course of Business (none of which liabilities or obligations result from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of law by the Company and none of which is, individually or in the aggregate, material) after the Interim Balance Sheet Date; and (c) those liabilities specifically set forth on Section 4.07 of the Seller Disclosure Schedules.

Section 4.08.    Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, and other than in the Ordinary Course of Business, there has not been, with respect to the Company, any:
(a)    event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;
(b)    amendment of the Partnership Certificate or Partnership Agreement of the Company;
(c)    split, combination or reclassification of any of its equity interests;
(d)    issuance, sale or other disposition of any of its equity interests, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its equity interests;
(e)    other than the Capital Distribution and tax distributions, any declaration or payment of any distributions on or in respect of any of its equity interests or redemption, purchase or acquisition of its equity interests;
(f)    change in any method of financial reporting, accounting or accounting practice of the Company, except as required by GAAP or other applicable Law;
(g)    any material change in internal accounting controls or procedures;
(h)    change in the Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;
(i)    incurrence, assumption or guarantee of any Indebtedness for borrowed money except unsecured current obligations and liabilities incurred in the Ordinary Course of Business;
(j)    transfer, assignment, sale or other disposition of any of the assets shown or reflected on the Balance Sheet or cancellation of any debts or entitlements;
(k)    transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Company Intellectual Property or Company IP Agreements;
(l)    material damage, destruction or loss (whether or not covered by insurance) to the Company’ property;
(m)    any capital investment in, or any loan to, any other Person;

(n)    acceleration, termination, material modification to or cancellation of any Material Contract to which the Company is a party or by which it is bound;
(o)    any material capital expenditures;
(p)    imposition of any Encumbrance upon any of the Company properties, Partnership Interests or assets, tangible or intangible;
(q)    (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former partners or employees other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment or status for any partner or employee or any termination of any employees or partners for which the costs and expenses exceed $50,000 individually or $150,000 in the aggregate, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any of its current or former partners or employees;
(r)    hiring or promoting any employee except to fill a vacancy in the Ordinary Course of Business;
(s)    election or appointment of a partner of the Company, or any promise to elect or appoint any Person as a partner of the Company;
(t)    adoption, modification (except as required by law) or termination of any: (i) employment, severance, retention, deferred compensation or other agreement with any of its current or former partners or employees; or (ii) Benefit Plan, in each case whether written or oral;
(u)    any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of the Sellers or the Company’s current or former partners or employees;
(v)    entry into a new line of business or abandonment or discontinuance of existing lines of business;
(w)    adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;
(x)    purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $50,000, individually (in the case of a lease, per annum) or $150,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of securities in the Ordinary Course of Business;

(y)    acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;
(z)    action by the Company to make, change or rescind any Tax election, file any income Tax Return of the Company or amend any Tax Return;
(aa)    commence, settle, or offer or propose to commence or settle (i) any litigation, investigation, arbitration, proceeding or other claim involving or against the Company, (ii) any litigation, arbitration, proceeding or other claim with any Seller involving or against the Company or its partners or (iii) any litigation, arbitration, proceeding or other claim that relates to the transactions contemplated hereby; or
(bb)    any Contract to do any of the foregoing, or any action or omission that would reasonably be expected to result in any of the foregoing.
Section 4.09.    Material Contracts.
(a)    Section 4.09(a) of the Seller Disclosure Schedules lists each of the following Contracts of the Company (such Contracts, together with all Contracts concerning the occupancy of any real property listed or otherwise disclosed in Section 4.10(e) of the Seller Disclosure Schedules and all Company IP Agreements set forth in Section 4.11(b) of the Seller Disclosure Schedules, being “Material Contracts”):
(i)    each Contract of the Company involving or reasonably expected to involve (A) annual payments in excess of $50,000 or (B) aggregate payments by the Company of $150,000;
(ii)    all Contracts for correspondent securities clearing, payment and settlement activities;
(iii)    any administration agreement or any other Contract for the provision of administrative services (including any middle or back office service agreements);
(iv)    any custodial agreement, brokerage agreement, futures commission merchant agreement or other Contract for the provision of custodial or other similar services;
(v)    all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental or other liability of any Person;
(vi)    all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(vii)    all broker, distributor, dealer, agency, sales promotion, market research and marketing consulting Contracts to which the Company is a party;
(viii)    all employment, independent contractor, consulting, termination or severance Contracts, other than any such Contract that are terminable at-will by the Company without liability to the Company, and all Contracts that relate to the provision of benefits to any employee, independent contractor or consultant;
(ix)    all Contracts for any capital expenditure or leasehold improvement in any one case in excess of $150,000 or in the aggregate greater than $500,000;
(x)    except for Contracts relating to trade receivables, all Contracts relating to Indebtedness;
(xi)    all Contracts with any Governmental Authority to which the Company is a party;
(xii)    any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company;
(xiii)    all Contracts between the Company and any Seller or any Affiliate of a Seller (other than the Company);
(xiv)    all Contracts that limit or purport to limit in any respect the ability of the Company (i) compete in any line of business or with any Person or in any geographic area or sales channel, (ii) sell, supply or distribute any service or product as a result of any “most favored customer” provisions or (iii) to solicit or hire any employee;
(xv)    all Contracts that obligate the Company to conduct business on an exclusive basis with any Person; and
(xvi)    any other Contract that is material to the Company and not previously disclosed pursuant to this Section 4.09.
(b)    Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect against the Company, and to the Knowledge of the Company, the other party or parties thereto. None of the Company or, to the Company’s Knowledge, any other Person who is a party thereto is in breach of or default under (or is alleged to be in breach of or default under), or, has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default by the Company or, to the Knowledge of the Company, any other Person, under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to the LP Buyer.
Section 4.10.    Title to Assets; Condition of Assets.
(a)    The Company does not own any real property.
(b)    The Company has good and marketable title to, a valid leasehold interest in, or has the valid and enforceable right to use, all personal property and assets used by it in connection with the conduct of the business as presently conducted, free and clear of all Encumbrances, other than Permitted Encumbrances. With respect to all personal property and assets in which the Company has a valid leasehold interest, all such leases are in full force and effect against the Company, and neither the Company nor, to the Knowledge of the Company, any other party thereto is in breach of any of the terms of any such lease. The assets and properties owned or leased by the Company constitute all of the assets and properties that are necessary for the conduct of the business of the Company immediately following the Closing in the same manner as conducted by the Company as of immediately prior to the Closing.
(c)    Except as set forth in Section 4.10(c) of the Seller Disclosure Schedules, all leasehold improvements, facilities, equipment and other items of tangible personal property and assets that are owned, leased or used by the Company are in good operating condition and repair (subject to normal wear and tear given the use and age of such assets), and are usable in the Ordinary Course of Business.
(d)    Other than the Company, holders of Permitted Encumbrances and lessors of leased personal property (solely to the extent of their interest in such leased personal property), no Person has any interest in any equipment or other tangible assets or properties used by the Company in connection with the conduct of its business. Without limiting the foregoing, no Seller has any interest in any equipment or other tangible assets or properties used in connection with the conduct of the Company’s business.
(e)    Section 4.10(e) of the Disclosure Schedules lists each Real Property Lease, and the Sellers have made available to the Company a true and complete copy of each Real Property Lease. Each Real Property Lease is in full force and effect against the Company and, to the Knowledge of the Company, each other party thereto and is a valid and legally binding obligation of the Company. No Real Property Lease has been terminated or cancelled, and the Company has not assigned its leasehold interest in any Real Property Lease. Neither the Company nor, to the Knowledge of the Company, any other party to a Real Property Lease is in material default under any Real Property Lease, and, no written notice of default under any Real Property Lease has been sent or received by the Company. No condition exists which, but for the giving of notice or the passage of time, or both, would constitute a material default by the Company or, to the Knowledge of the Company, any other party pursuant to any Real Property Lease. No pending Actions or Governmental Orders exist against the Company or, to the Knowledge of the Company, any other party which would require the repair, alteration or correction of any existing condition of any portion of any Leased Real Estate. The Company has not received any written notice from any Governmental Authority that any of the improvements to the Leased Real Estate or the Company’s use of the Leased Real Estate violates any use or occupancy restrictions, any covenant of record or any zoning or building Laws. To the Knowledge of the Company, there are no pending or threatened condemnation, eminent domain, health, safety, building, zoning or other land use Actions with respect to the Leased Real Estate or any other matters that do or may adversely affect the current use, occupancy or value thereof. The Company is not a lessor, sublessor or grantor under any lease, sublease, consent, license or other instrument granting to another Person any right to the possession, use, occupancy or enjoyment of the Leased Real Estate.
(f)    Notwithstanding anything to the contrary contained in this Agreement, the representations and warranties set forth in this Section 4.10 and in Sections 4.06, 4.07 and 4.08, to the extent they relate to real property matters, are the only representations and warranties in this Article IV that shall relate to real property matters.
Section 4.11.    Intellectual Property.
(a)    Section 4.11(a) of the Seller Disclosure Schedules sets forth a true, correct and complete list of all of the following owned by or registered or filed in the name of the Company: (i) trademark and service mark registrations and pending applications for registration (ii) Internet domain name registrations, and (iii) Software and databases material to the Company’s business and specifies, in each instance, the specific owner thereof if other than the Company, and, to the extent applicable, the registration, application or serial number thereof, the date of registration and/or filing thereof, and the jurisdiction in which such item is filed or registered. All such items are currently in the name of the Company, and, to the extent applicable, all maintenance fees and other fees in respect thereof have been duly paid in a timely fashion, and all such items are in good standing and in full force and effect. Except as set forth on Section 4.11(a) of the Seller Disclosure Schedules, the Company (i) does not own any patents or copyright registrations and has not made any patent applications or copyright registration applications and has not used any unregistered trademark or service mark which is material to its business and (ii) has not registered with any social media sites. The Company owns all rights, title and interest in and to all Intellectual Property listed in Section 4.11(a) of the Seller Disclosure Schedules.
(b)    Section 4.11(b) of the Seller Disclosure Schedules lists all material Company IP Agreements to which the Company is a party other than those (i) related to Software pre-loaded on Company computers prior to the Company acquiring such computers or (ii) those relating to mass-market Software which is commercially available and subject to non-negotiated “shrink-wrap” or “click-through” license agreements, and, except as contemplated by the Company IP Agreements or as set forth in Section 4.11(b) of the Seller Disclosure Schedules, the Company does not make available any Company Intellectual Property to any Person other than the Company’s employees. The Sellers have made available to the Buyers true and complete copies of all such Company IP Agreements listed in Section 4.11(b) of the Seller Disclosure Schedules, including all modifications, amendments and supplements thereto and waivers thereunder. Each Company IP Agreement listed in Section 4.11(b) of the Seller Disclosure Schedules is valid and binding on the Company in accordance with its terms and is in full force and effect with respect to the Company. The Company is not nor, to the Company’s Knowledge, is any other party thereto in breach of or default thereunder. The Company has not provided or received any notice of breach or default of or any intention to terminate any Company IP Agreement listed in Section 4.11(b) of the Seller Disclosure Schedules. The Company does not make available any Company Intellectual Property to a third party.
(c)    Except as set forth in Section 4.11(c) of the Seller Disclosure Schedules, the Company owns or has a valid right to use pursuant to a written Contract, in the manner currently used in the conduct of its business, free and clear of all Encumbrances, all Intellectual Property necessary to conduct the Company’s business as currently conducted.
(d)    Except as set forth in Section 4.11(d) of the Seller Disclosure Schedules: (i) none of the Company Intellectual Property, nor the Company’s conduct of its business, has infringed, misappropriated, diluted, or otherwise violated, or infringes, misappropriates, dilutes or otherwise violates, the Intellectual Property of any Person; (ii) the Company has not received notice of any Actions (including any oppositions, interferences or re-examinations) or other allegations asserting the invalidity, misuse or unenforceability of any of the Company Intellectual Property or other Intellectual Property licensed or used by the Company, contesting the Company’s ownership thereof or rights to use such Intellectual Property, or otherwise challenging the validity, enforceability, registrability or other rights of the Company therein; and (iii) to the Knowledge of the Company, no Person has infringed, misappropriated, diluted or otherwise violated, or is infringing, misappropriating, diluting or otherwise violating, any Company Intellectual Property or other Intellectual Property licensed or used by the Company. The Company is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Company Intellectual Property or other Intellectual Property licensed or used by the Company.
(e)    Except as set forth in Section 4.11(e) of the Seller Disclosure Schedules, each item of Company Intellectual Property and all other Intellectual Property distributed, sold, resold, licensed or otherwise used by the Company will, immediately subsequent to the Closing Date, be owned or available for distribution, sale, resale, license or other use by the Company on such terms as are identical to those pursuant to which the Company, immediately prior to the Closing Date, owns or has the right to distribute, sell, resell, license or otherwise use such item, and the consummation of the transactions contemplated hereunder will not require the consent of any other Person in respect of the Company’s right to own, distribute, sell, resell, license or otherwise use or hold for use any Intellectual Property owned, distributed, sold, resold, licensed or other used or held for use in the conduct of the Company’s business as currently conducted other than any such consents that, individually or in the aggregate, would not reasonably be expected to be material to the business of the Company.

(f)    Except as set forth in Section 4.11(f) of the Seller Disclosure Schedules, all Software and other material Company Intellectual Property that has been developed or created by the Company, was developed or created (i) by then current employees of the Company, who developed or created such Intellectual Property acting fully within the scope of their employment with the Company, or (ii) by independent contractors engaged by the Company to perform such development services on behalf of the Company, and each such employee and independent contractor has entered into a written agreement establishing the Company’s ownership of all rights, title and interest in and to such Intellectual Property and acknowledging the Company’s exclusive ownership thereof. The Sellers have made available to the Buyers true and complete copies of all such Contracts.
(g)    No government funding or facilities, or any funding or facilities or any university, college or other institution of higher education, were used in the development of any Company Intellectual Property.
(h)    The Company has taken commercially reasonable measures to safeguard and maintain the confidentiality of all trade secrets and confidential processes, procedures, strategies, models, modules, business methods, know-how, data and other confidential information, data and materials owned by or licensed to the Company or otherwise used in the operation of its business.
(i)    Except as set forth in Section 4.11(i) of the Seller Disclosure Schedules, no source code for any Software owned by the Company has been delivered, licensed or made available to any Person other than (i) a current employee of the Company or (ii) an independent contractor currently engaged by the Company, and acting on behalf of the Company, or a former employee, who during the term of such engagement or employment, has entered into an appropriate written agreement with the Company pursuant to which such independent contractor or former employee covenanted not to disclose or use such source code except as expressly permitted by the Company.
(j)    The Company has complied with, and is currently in compliance with, in all material respects, the terms of all Contracts under which any such Open Source Software is licensed to the Company. Except as set forth in Section 4.11(j) of the Seller Disclosure Schedules, the Company has not used, modified or distributed, and is not using, modifying or distributing, any Open Source Software incorporated in any Software owned by the Company or distributed with, or required for the operation, maintenance or use of any such Software (collectively, “Company Software”) in any manner that requires, or has, as a condition of its use, modification or distribution, the disclosure, licensing, or distribution of the source code of any Company Software, or otherwise imposes an obligation to disclose, license or distribute to any Person any source code of any Company Software.
(k)    To the Knowledge of the Company, none of the Company Software contains any computer virus, Trojan horse, worm, time bomb, or similar code designed to disable, damage, degrade or disrupt the operation of, permit unauthorized access to, erase, destroy or modify any Software, hardware, network or other technology (“Malicious Code”).

(l)    The Company has established, implemented and maintained commercially reasonable measures (including technical, administrative and physical measures) and privacy and data security policies designed to protect the confidentiality, security, accessibility and integrity of data and information (including its own data, customer data and third party data) and to identify and respond to breaches of such practices and policies. All such practices and policies comply, in all material respects, with applicable Laws. All information relating to any individual Person which can be used to readily identify any natural Person or otherwise distinguish or trace such Person’s identity, and all other confidential data and information collected, stored, processed, disseminated or otherwise used in the conduct of the Company’s business, has, at all times, been collected, stored, processed, disseminated or otherwise used by the Company in material compliance with the requirements of (i) all applicable Laws, (ii) any and all Contracts to which the Company is a party and (iii) all applicable privacy and data security practices and policies and other policies of the Company. To the Knowledge of the Company, there has been no unauthorized access to or use of any such data or information, other losses or impairments of such data or information, or any other material violation of any such applicable Laws, Contracts or practices or policies.
(m)    The Software, hardware, networks, communications devices and facilities, and other technology and related services used by the Company (collectively, the “Systems”) are reasonably sufficient for the operation of the Company’s business as currently conducted. The Company has arranged for disaster recovery and back-up services sufficient to comply with all applicable Laws and that are designed to be, and, to Company’s Knowledge comply, in all material respects, with its needs in the event the performance of any of the Systems or any material component thereof is temporarily or permanently impeded or degraded due to any natural disaster or other event outside the reasonable control of the Company. The Company has established and maintains commercially reasonable measures designed to ensure that the Systems, and all Software, information and data residing on its Systems or otherwise licensed or distributed by the Company, are free of Malicious Code. During the five (5) years prior to the Closing Date, no Malicious Code or error or defect has caused a material disruption, degradation or failure of any of the Systems or of the conduct of the Company’s business and, to the Knowledge of the Company, there has been no unauthorized material intrusion or material breach of the security of any of the Systems.
(n)    Notwithstanding anything to the contrary contained in this Agreement, the representations and warranties set forth in this Section 4.11 and in Sections 4.06, 4.07 and 4.08, to the extent they relate to intellectual property matters, are the only representations and warranties in this Article IV that shall relate to intellectual property matters.
Section 4.12.    Key Relationships. As of the date of this Agreement neither the Company nor any Seller has received written notice, nor does the Company have actual knowledge, that any of the Persons listed in Section 4.12 of the Seller Disclosure Schedules intends to cancel, or otherwise materially and adversely modify its relationship with the Company (whether related to payment, price or otherwise) on account of the transactions contemplated by this Agreement or otherwise.

Section 4.13.    Insurance. Section 4.13 of the Seller Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by the Company and relating to the assets, business, operations, employees and partners of the Company (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to the LP Buyer. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. The Company has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. Except as set forth on Section 4.13 of the Seller Disclosure Schedules, there are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Section 4.13 of the Seller Disclosure Schedules also sets forth a list of all pending claims and the claims history for the Company for the past three (3) years with respect to the Insurance Policies. The Company is not in default under, and has not otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound.
Section 4.14.    Legal Proceedings; Governmental Orders.
(a)    Except as set forth in Section 4.14(a) of the Seller Disclosure Schedules, there are no Actions pending or, to the Company’s Knowledge, threatened (a) against or by the Company (or by or against any Seller or any Affiliate thereof and relating to the Company); or (b) against or by the Company, any Seller or any Affiliate of any Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the Knowledge of the Company, no event has occurred or circumstances exist that would reasonably be expected to give rise to, or serve as a basis for, any such Action.
(b)    Except as set forth in Section 4.14(b) of the Seller Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets. The Company is in compliance with the terms of each Governmental Order set forth in Section 4.14(b) of the Seller Disclosure Schedules. To the Knowledge of the Company, no event has occurred or circumstances exist that would be reasonably be excepted to constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

Section 4.15.    Compliance With Laws; Permits.
(a)    The Company is, and has been since August 31, 2011,] in compliance in all material respects with all material Laws applicable to the Company, including without limitation those relating to anti-money laundering. Since August 31, 2011, the Company has not (i) received any notice from any Governmental Authority with respect to any alleged violation by the Company of any applicable Law or (ii) entered into or been subject to any Governmental Order with respect to the Company or its properties or assets, or received any written request for information, notice, demand letter, inquiry, complaint or claim from any Governmental Authority with respect to the foregoing. None of the Sellers, employees, consultants or agents of the Company, in their capacities as such, has been charged, has received written notice or communication that he or she is or was, under investigation, by any Governmental Authority with respect to any violations of any applicable Laws.
(b)    Section 4.15(b) of the Seller Disclosure Schedules sets forth a true and complete list of all material Permits necessary in connection with the conduct of the Company’s business and operations, including the names of the Permits and their respective dates of issuance and expiration. All material Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect and the Company is, and has been since August 31, 2011, in compliance in all material respects with such Permits. Neither the Company nor any Seller has received any written notification, regarding any actual or alleged failure to comply with any such Permit and no action, suit, proceeding or investigation is pending or, to the Knowledge of the Company, threatened to revoke, suspend deny, terminate, cancel, withdraw or limit any such Permit. No event has occurred and no circumstances exist, other than the consummation of the Transaction contemplated by this Agreement without securing ultimate FINRA approval, that, with or without the passage of time or the giving of notice, would reasonably be likely to result in a violation of, conflict with, failure on the part of the Company to comply with the terms of, or the revocation, withdrawal, termination, cancellation, suspension or modification of any such Permit.
(c)    The Company is currently and has been in compliance since August 31, 2011, with all Environmental Laws. The Company has obtained and is in material compliance with all Environmental Permits necessary for the ownership, lease, operation or use of the business or assets of the Company and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by the Company through the Closing Date in accordance with Environmental Law. There has been no release of any Hazardous Material by the Company at any of the Leased Real Estate during the occupancy by the Company of such Leased Real Estate.
Section 4.16.    Employee Benefit Matters.
(a)    Section 4.16(a) of the Seller Disclosure Schedules sets forth a true, correct and complete list of each Benefit Plan. A description of any unwritten Benefit Plan, including a description of any material terms thereof, is set forth on Section 4.16(a) of the Seller Disclosure Schedules. The Company has no commitment to create any additional Benefit

Plan, to modify or change any existing Benefit Plan, or to terminate any existing Benefit Plan that would affect any current or former employee of the Company. Subject to applicable Law and payment of any cancellation fee as set forth in Section 4.16(a) of the Seller Disclosure Schedules, each Benefit Plan may be amended, terminated, modified or otherwise revised by the Company, on and after the Closing, without further liability to the Company.
(b)    Each Benefit Plan (i) has been in compliance and currently complies in all material respects in form and in operation, with all applicable requirements of ERISA, the Code and any other applicable Laws, and has been operated in accordance with its terms; (ii) has been and is operated and funded in such a manner as to qualify, where appropriate, for both federal and state purposes, for income tax exclusions to its participants, tax-exempt income for its funding vehicle, and the allowance of deductions and credits with respect to contributions thereto; and (iii) that is intended to be qualified under Section 401(a) of the Code has received a determination from the IRS that such Benefit Plan is so qualified, and nothing has occurred since the date of such determination that would reasonably likely be expected to cause such determination letter to become unreliable.
(c)    There are no actions, suits, investigations or claims pending or, to the Company’s Knowledge, threatened with respect to any Benefit Plan, or the assets thereof (other than routine claims for benefits), and there are no facts which could reasonably give rise to any liability, action, suit, investigation, or claim against any Benefit Plan, any fiduciary or plan administrator or other person dealing with any Benefit Plan or the assets thereof.
(d)    All contributions and premium payments (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each Benefit Plan, and all contributions and premium payments for any period ending on or before the Closing Date that are not yet due have been made to each Benefit Plan or accrued in accordance with past custom and practice.
(e)    The Company has made available to the Buyers (i) true and complete copies of each Benefit Plan (including all amendments thereto), (ii) all trust agreements, insurance contracts or any other funding instruments related to the Benefit Plans, (iii) the most recent actuarial and financial reports and the annual reports filed with any Governmental Authority with respect to the Benefit Plans during the most recent three (3) years, (iv) the Form 5500 Annual Report (or evidence of any applicable exemption) for the three (3) most recent plan years to the extent such forms are required for any Benefit Plan, (v) the most recent summary plan description and any summary of material modifications thereto which relates to any Benefit Plan, (vi) copies of the most recent and any other material determination letter, ruling or notice issued by any Governmental Authority with respect to each Benefit Plan, and (vii) each other document, explanation or communication which describes any relevant aspect of any Benefit Plan that is not disclosed in previously delivered materials.
(f)    Neither the Company nor any ERISA Affiliate has at any time maintained, sponsored, participated in or contributed to, or has any liability with respect to, any “employee benefit plan” (as defined in Section 3(3) of ERISA) which is (i) a “multiemployer plan” (as defined in Section 3(37) or 4001 of ERISA), (ii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code), (iii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), or (iv) subject to Section 302 or Title IV of ERISA or Section 412 of the Code.
(g)    Except as set forth in Section 4.16(g) of the Seller Disclosure Schedules, no Person has: (i) entered into any nonexempt “prohibited transaction,” as such term is defined in ERISA and the Code, with respect to any Benefit Plan; (ii) breached a fiduciary obligation with respect to any Benefit Plan; or (iii) otherwise has any liability for any failure to act or comply in connection with the administration or investment of the assets of any Benefit Plan.
(h)    No Benefit Plan provides medical, health, life insurance or other welfare‑type benefits to retirees or former employees or individuals who terminate (or have terminated) employment with the Company or any ERISA Affiliate, or the spouses and dependents of any of the foregoing (except for limited continued medical benefit coverage for former employees, their spouses and other dependents as required to be provided under Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA (“COBRA”) or applicable similar state law).
(i)    Except as set forth in Section 4.16(i) of the Seller Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will not could, either alone or in combination with another event, (i) entitle any of the Company’s current or former employees, officers, directors, independent contractors or consultants to severance pay or any other payment or form of compensation or benefit upon termination of services or any material increase in severance pay or other payments or form of compensation or benefit upon termination of service, (ii) accelerate the time of payment or vesting or increase the amount of compensation due to any such current or former employee, officer, director, independent contractor or consultant, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Benefit Plan, (iv) otherwise give rise to any material liability under any Benefit Plan, or (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Benefit Plan on or following the Closing Date. No Benefit Plan or any other agreement, program, policy or other arrangement by or to which the Company or any ERISA Affiliate is bound or is otherwise liable, by its terms or in effect, could reasonably be expected to require any payment or transfer of money, property or other consideration on account of or in connection with the transactions contemplated by this Agreement or any subsequent termination of employment which payment could constitute an “excess parachute payment” within the meaning of Section 280G of the Code.
(j)    The Company has, for purposes of each relevant Benefit Plan, correctly classified those individuals performing services for the Company as common law employees, leased employees, independent contractors or agents of the Company.
(k)    Each Benefit Plan which is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) has been operated and administered in a manner, and is in a written form, that complies with the requirements of Section 409A of the Code and final regulations issued and outstanding thereunder, such that, it could not reasonably be expected that, in the event of an audit by the IRS of either the Company or any individual participating in such Benefit Plan, the additional tax described in Section 409A(a)(1)(B) would be assessed against any such participant with respect to benefits due or accruing under such Benefit Plan.
Section 4.17.    Employment Matters.
(a)    Section 4.17(a) of the Seller Disclosure Schedules contains a list of all persons who are or were employed by the Company at any time during the twelve (12) months immediately preceding and including the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position; (iii) whether classified by the Company as exempt or non-exempt under applicable wage and hour laws; (iv) principal work location if other than at the Company’s principal place of business; (v) average hours of work per workweek; (vi) hire date; (vii) most recent base salary or wage rate; (viii) commission, bonus, incentive pay, and/or other compensation opportunity; (ix) a description of all fringe benefits provided by the Company; (x) bank of accrued vacation or other paid time off; (xi) if currently employed, whether active, on a leave of absence or on layoff status; (xii) if no longer employed, the date of termination; (xiii) any benefits, payments, or rights upon a change in control; (xiv) whether employment is terminable at will without notice or cause; (xv) any severance pay or other benefits or rights upon termination of employment; (xvi) work visa status; and (xvii) whether said employment is subject to any written agreements, including offer letters, restrictive covenant agreements, equity or incentive agreements, or other written terms. Except as set forth in Section 4.17(a) of the Seller Disclosure Schedules, as of the date hereof, all compensation, including wages, commissions and bonuses, payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions or bonuses.
(b)    Except as set forth in Section 4.16(b) of the Seller Disclosure Schedules, during the twelve (12) months preceding the date of this Agreement, no Person has served or acted as an officer, director, independent contractor or consultant of the Company, and the Company has acted only through its partners and employees. Section 4.17(b) of the Seller Disclosure Schedules contains a list of all Persons who are or were retained by the Company as, consultant, trainee or intern (i.e., on a non-employment basis) at any time during the twelve (12) months immediately preceding and including the date hereof, by: (i) name; (ii) classification; (iii) date of hire or engagement; (iv) a description of said Person’s services for the Company; (v) if no longer engaged, the date of termination; (vi) all benefit or payment terms, including frequency, method, and amount of payments; (vii) average hours of work per workweek; (viii) principal work location if other than the Company’s principal place of business; (ix) whether the engagement is terminable at will without notice or cause; (x) any fee or severance pay or other benefit or right upon termination of the engagement; and (xi) whether said engagement is subject to any written agreements or other written terms. Except as set forth in Section 4.17(b) of the Seller Disclosure Schedules, as of the date hereof, all compensation payable to the Company’s consultants, trainees and interns for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation. The Company represents that (y) all Persons identified in Section 4.17(b) of the Seller Disclosure Schedules have been properly classified by the Company under applicable laws, and (z) there are no pending or threatened claims, reports, charges, complaints or audits by any Person, including any Governmental Authority, relating to or arising out of the Company’s engagement or classification of the Persons identified herein.
(c)    The Company is not, and has not been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been, any Union representing or purporting to represent any employee of the Company and, to the Company’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company. The Company has no duty to bargain with any Union. The Company is and has been since August 31, 2011 in compliance with the terms of all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, benefits, classification, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified and have been properly paid. Except as set forth in Section 4.17(c) of the Seller Disclosure Schedule, there are no Actions against the Company pending, or to the Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, trainee, intern or independent contractor of the Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours, classification or any other employment-related matter arising under applicable Laws.
(d)    The Company is in material compliance with and has not effectuated a “mass layoff,” “plant closing,” “relocation” or “termination” (each as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”), nor incurred any liability or obligation under the WARN Act or any other similar U.S. state or local law that remains unsatisfied.
(e)    To the Company’s Knowledge, no Company employee is obligated under any contract or subject to any judgment, decree, or order of any court or other Governmental

Authority that would interfere with such person’s efforts to work for or promote the interests of the Company or that would otherwise interfere with the business of the Company.
Section 4.18.    Taxes. Except as set forth in Section 4.18 of the Seller Disclosure Schedules:
(a)    All Tax Returns required to be filed by the Company have been timely filed. Such Tax Returns are true, complete and correct in all respects. All Taxes due and owing by the Company, whether or not shown and any such Tax Returns, have been timely paid.
(b)    The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, partner or other party, and complied with all information reporting and backup withholding provisions of applicable Law.
(c)    No written claim, or to the Knowledge of the Company, an oral claim, has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.
(d)    No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.
(e)    The amount of the Company’s liability for unpaid Taxes for all periods ending on or before June 30, 2014 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Company’s liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).
(f)    Section 4.18(f) of the Seller Disclosure Schedules sets forth:
(i)    the taxable years of the Company as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;
(ii)    those years for which examinations by the taxing authorities have been completed; and
(iii)    those taxable years for which examinations by taxing authorities are presently being conducted.
(g)    All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any taxing authority have been fully paid.
(h)    The Company is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

(i)    The Sellers have made available to the Buyers copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods ending after December 31, 2011.
(j)    There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.
(k)    The Company is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.
(l)    No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company.
(m)    The Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Company has no liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.
(n)    The Company will not be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:
(i)    any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;
(ii)    an installment sale or open transaction occurring on or prior to the Closing Date;
(iii)    a prepaid amount received on or before the Closing Date;
(iv)    any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or
(v)    any election under Section 108(i) of the Code.
(o)    No Seller is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.
(p)    The Company is, and since the date of its formation has been, classified as a partnership for federal and state income tax purposes.

(q)    The Company is not subject to Tax, is not engaged in business, and does not have a permanent establishment, in any foreign jurisdiction.
(r)    Notwithstanding anything to the contrary contained in this Agreement, the representations and warranties set forth in this Section 4.18 and in Sections 4.06, 4.07, 4.08(z) and 4.16, to the extent they relate to Tax matters, are the only representations and warranties in this Article IV that shall relate to any Tax matters.
Section 4.19.    Company Actions. All actions taken by the Company which require consent or approval of the limited or general partners of the Company have been duly authorized.
Section 4.20.    Brokers. Except as set forth in Section 4.20 of the Seller Disclosure Schedules, the Company has not dealt with any agent, finder, broker or other representative in any manner which could result in the Buyers being liable for any fee or commission in the nature of a finder’s fee or originator’s fee in connection with the subject matter of this Agreement and any fees owing to any Person listed on Section 4.20 of the Seller Disclosure Schedules shall be included in the Transaction Expenses paid at Closing.
Section 4.21.    Investment Securities. The Company has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Encumbrances (other than Permitted Encumbrances), except to the extent such securities are pledged in the Ordinary Course of Business to secure obligations of the Company. Such securities are valued on the books of the Company in accordance with GAAP. Since December 31, 2013, the Company has not incurred any material and unusual or extraordinary losses (other than trading losses in the ordinary course of business) in its trading assets.
Section 4.22.    Customer Agreements and Related Documentation. The Company has in its possession, and has made available true and complete copies to the Buyers of, the valid, binding and enforceable documentation necessary to maintain each customer’s account and to perform brokerage and related services for its customers, in a manner consistent with its activities on behalf of such customers. Each transaction effected by the Company in an account on behalf of a customer has been duly authorized and was performed in accordance with the terms of the customer agreement or other documentation and applicable federal and state securities Laws.
Section 4.23.    Disclosure of All Matters Relating To Regulatory Approval of the Change-of-Control and Licensing. Except as disclosed on Section 4.23 of the Seller Disclosure Schedules, to the Company’s Knowledge, there are no facts or circumstances relating to the Company that would (a) cause any Governmental Authority to not approve the transfer of the Partnership Interests to the GP Buyer and the LP Buyer or (b) cause any Governmental Authority to revoke or restrict the Company’s registration or registrations or license or licenses to operate as a Broker-Dealer or to suspend, expel or statutorily disqualify it as a member of any Governmental Authority after the transfer of the Partnership Interests.
Section 4.24.    Broker-Dealer Matters.

(a)    The Company is registered as a Broker-Dealer with the SEC under the Exchange Act and, to the Company’s Knowledge, is duly registered, licensed or qualified under applicable state laws where such registration, licensing or qualification is required.
(b)    Copies of the Uniform Application for Broker-Dealer Registration on Form BD and the Uniform Application, as filed with the SEC by the Company, have been made available to the LP Buyer prior to the date of this Agreement. Except as set forth in Section 4.24(b) of the Seller Disclosure Schedules, to the Company’s Knowledge, such forms are in compliance with the applicable requirements of the Exchange Act, except where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to be material to the Company.
(c)    The Company is a member of FINRA and each other Governmental Entity where the conduct of its business requires membership or association.
(d)    To the Knowledge of the Company, the partners, employees and independent contractors of the Company who are required to be registered, licensed or qualified with any Governmental Authority as a registered principal or registered representative are duly and properly registered, licensed or qualified as such, and have been so registered, licensed or qualified at all times while in the employ or under contract with the Company since August 31, 2011.
(e)    Neither the Company nor any of its partners, employees, registered representatives or any “associated person of a member” (as defined in Article I, Section (rr) of the FINRA By‑Laws) is the subject of any material disciplinary proceedings or orders of any Governmental Authority arising under Laws which would be required to be disclosed on Form BD or on Forms U4 or U5, that are not so disclosed on such Form BD, Forms U4 or U5, and no such disciplinary proceeding or order is pending against the Company or, to the Knowledge of the Company, threatened against the Company, nor is any such proceeding or order pending, or to the Knowledge of the Company, threatened, against the other Persons referred to above. Except as disclosed on the Form BD or on Forms U4 or U5, none of the Company nor any of its partners, directors, managers, officers, employees, registered representatives or associated persons has been permanently enjoined by any order from engaging in or continuing any conduct or practice in connection with any activity or in connection with the purchase or sale of any security.
(f)    The Company has made available to the Buyers (i) the list of all pending customer complaints against the Company or any “associated person of a member” (as defined in Article I, Section (rr) of the FINRA By‑Laws) as of the date set forth in such report and (ii) FINRA Rule 4530 reports filed by the Company Broker-Dealers, which have been made since August 31, 2011 and prior to the date of this Agreement.
(g)    The Company is in compliance with all applicable regulatory net capital requirements. The Company is in compliance with all applicable regulatory requirements for the protection of customer funds and securities. The Company has not made any withdrawals since August 31, 2011 from any reserve bank account it is required to maintain pursuant to SEC Rule 15c3-3(e), except as permitted by SEC Rule 15c3-3(g).
(h)    Except as disclosed on the Form BD or, to the Company’s Knowledge, Forms U4 or U5, none of the Company or its partners, employees or “associated persons of a member” (as defined in Article I, Section (rr) of the FINRA By-Laws) is ineligible to serve as a Broker-Dealer or an associated person of the Company under Section 15(b) of the Exchange Act (including being subject to any “statutory disqualification,” as defined in Section 3(a)(39) of the Exchange Act).
Section 4.25.    Affiliate Transactions. No Affiliate of any GP Seller nor to the actual knowledge of the GP Sellers, any Affiliate of any LP Seller, has any direct or indirect interest in any competitor of the Company other than stock ownership in a publicly traded company in which such Person owns less than one percent (1%) of any class of stock and such Person does not participate in the management or operations of such company. Section 4.25 of the Seller Disclosure Schedules sets forth the parties to and the date, nature and amount of each Affiliate Transaction since January 1, 2014 and any existing commitments of any Seller to engage in the future in any Affiliate Transaction, other than (i) salary or other compensation or benefits under a Benefit Plan paid or payable in the Ordinary Course of Business to employees of the Company, in each case, in consideration for bona fide services performed by such employees, (ii) the Employment Agreements and (iii) with respect to Subordinated Indebtedness. An “Affiliate Transaction” is any contract, agreement, arrangement, commitment or transaction between the Company, on the one hand, and any Affiliate Party, on the other hand, including but not limited to any loans or advances between the Company and any Affiliate Party. “Affiliate Party” includes any Affiliate of the Company and any entity of which any Affiliate of the Company directly or indirectly owns any material equity interest (other than a publicly traded company in which such Person owns less than one percent (1%) of any class of stock).
Section 4.26.    Accounts; Safe Deposit Boxes. Section 4.26 of the Seller Disclosure Schedules contains a true, correct and complete list of all bank and savings accounts and safe deposit boxes of the Company and all persons authorized to sign thereon.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF BUYERS
The LP Buyer and the GP Buyer represent and warrant to the Sellers, as follows:
Section 5.01.    Organization and Authority of the Buyers. The GP Buyer is a Delaware limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and the LP Buyer is a duly organized, validly existing corporation in good standing under the Laws of the State of Delaware. The GP Buyer and the LP Buyer have full power and authority to enter into this Agreement and the other Transaction Agreements to which they are respective parties, to carry out their obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.
Section 5.02.    Authorization; Due Execution and Validity. The execution and delivery by the GP Buyer and the LP Buyer of this Agreement and any other Transaction Document to which the GP Buyer and the LP Buyer are respective parties, and their performance their obligations hereunder and thereunder and the consummation by the GP Buyer and the LP Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability and corporate action, respectively. All actions taken by the LP Buyer or the GP Buyer in connection with this Agreement and the other Transaction Agreements will be duly authorized by them on or prior to the Closing. This Agreement has been duly executed and delivered by the GP Buyer and the LP Buyer and, assuming due authorization, execution and delivery by the Sellers and the Company, this Agreement constitutes a legal, valid and binding obligation of the GP Buyer and the LP Buyer enforceable against them in accordance with its terms. When each other Transaction Document to which the GP Buyer and/or the LP Buyer are or will be a party has been duly executed and delivered by the GP Buyer and/or the LP Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of the GP Buyer and/or the LP Buyer, as applicable, enforceable against each of the GP Buyer and the LP Buyer, as applicable, in accordance with its terms.
Section 5.03.    No Conflicts; Consents. The execution, delivery and performance by each Buyer of this Agreement and the other Transaction Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) contravene, conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of such Buyer; (b) contravene, conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to such Buyer or give any Governmental Authority or other Person the right to challenge any of the transactions contemplated by this Agreement or the other Transaction Agreements or to exercise any remedy, obtain any relief under or revoke or otherwise modify any rights held under, any such Law or Order; or (c) require the consent, notice or other action by any Person under any Contract to which such Buyer is a party other than as obtained prior to the date hereof. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to either Buyer in connection with the execution and delivery of this Agreement and the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby.
Section 5.04.    Brokers or Finders Fees. No agent, broker, finder or investment banker or other Person, acting on behalf of either Buyer or under authority thereof, is or will be entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document.
Section 5.05.    Sufficiency of Funds. On the Closing Date, after giving effect to the transactions contemplated by this Agreement, the Buyers shall have sufficient cash on hand or other sources of immediately available funds to enable them to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement to occur at the Closing.

Section 5.06.    Legal Proceedings. There are no Actions pending or, to Buyers’ knowledge, threatened against or by either Buyer or any of their Affiliates that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.
Section 5.07.    Securities Act. The Partnership Interests being purchased by the Buyers pursuant hereto are being acquired for investment only and not with a view to any public distribution thereof in violation of any of the registration requirements of the Securities Act.
Section 5.08.    Solvency. At the Effective Time, and after giving effect to the transactions contemplated by this Agreement and the Transaction Agreements to occur at the Closing (and any borrowings or financings being entered into in connection therewith by the Buyers), none of the Buyers, or the Company will be insolvent. Without limiting the generality of the foregoing, at the Effective Time and after giving effect to the Transaction and the Transaction Agreements (including any borrowings or financings being entered into in connection therewith), with respect to each of the Buyers and the Company: (i) the sum of such entity’s debts will not be greater than all of such entity’s assets or property at a fair valuation; (ii) the present fair saleable value of such entity’s assets will not be less than the amount that will be required to pay such entity’s probable liability on its existing debts as they become absolute or matured; (iii) such entity will not intend to incur, or believe or reasonably should believe that it would incur, debts beyond its ability to pay as they become due or as they mature; and (iv) such entity will not be engaged and will not be about to engage in a business or transaction for which the remaining assets or property of such entity are unreasonably small in relation to such business or transaction, and such entity will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged. The Buyers are not entering into this Agreement or the Transaction with the intent to hinder, delay or defraud either current or future creditors of the Company. Any term or phrase used but not defined in this Section 5.08, including “insolvent,” “fair valuation,” “fair saleable value,” “liabilities,” and “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” shall have the meaning generally determined with respect to such term or phrase in accordance with applicable Laws governing determinations of the insolvency of debtors, including the Uniform Fraudulent Transfer Act, as approved by the National Conference of Commissioners on Uniform State Laws in 1984 and any version thereof adopted by any state whose Laws apply to the Buyers or the Company on or after the Effective Time, the Uniform Fraudulent Conveyance Act, as approved by the National Conference of Commissioners on Uniform State Laws in 1918 and any version thereof adopted by any state whose Laws apply to the Buyers or the Company on or after the Effective Time and the U.S. Bankruptcy Code, Title 11 of the U.S.C.
ARTICLE VI.
COVENANTS
Section 6.01.    Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by the Buyers (which consent shall not be unreasonably withheld or delayed), the Company and the Sellers shall cooperate to ensure that, (x) the business of the Company is conducted in the Ordinary Course of

Business; and (y) the Sellers and the Company shall use best efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, regulators and others having business relationships with the Company. Without limiting the foregoing, from the date hereof until the Closing Date, the Sellers shall ensure that the Company:
(h)    preserves and maintains all of its Permits;
(i)    pays its debts, Taxes and other obligations when due;
(j)    maintains the properties and assets owned, operated or used by the Company in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;
(k)    continues in full force and effect without modification all Insurance Policies, except as required by applicable Law;
(l)    performs all of its obligations under all Contracts relating to or affecting its properties, assets or business;
(m)    maintains its books and records in accordance with past practice;
(n)    complies in all material respects with all applicable Laws;
(o)    maintains its Minimum Net Capital Requirement; and
(p)    does not take or permit any action that would cause any of the changes, events or conditions described in Section 4.08 to occur; provided that, for sake of clarity, the Parties acknowledge that, consistent with past practices, the Company may in the Ordinary Course of Business pay partial 2014 bonuses in December 2014 to its employees (other than any Sellers) in an aggregate amount not to exceed 50% of its reasonable good faith estimate of the amount of the total bonus pool for 2014, calculated in the manner contemplated in item 5 of Schedule 2.03 (i.e., an aggregate pool of 25% of net income before tax, fees and expenses as described in item 5 of Schedule 2.03) so long as the Company notifies the LP Buyer in writing of the Company’s reasonable good faith estimate of the 2014 bonus pool to be used for the foregoing purpose prior to notifying employees of their bonuses and paying such amounts.
Section 6.02.    Access to Information. From the date hereof until the Closing, the Sellers shall, and shall cause the Company to, (a) afford the Buyers and their Representatives full and free access to and the right to inspect all of the properties, assets, premises, books and records, Contracts and other documents and information related to the Company; (b) furnish the Buyers and their Representatives with such financial, operating and other data and information related to the Company as the Buyers or any of their Representatives may reasonably request, including, but not limited to, a correct and complete daily profit and loss statement from trading in securities and daily positions in securities statement (the “Daily Statements”) of the Company as are provided to management of the Company; and (c) instruct the Representatives of the Company to cooperate with the Buyers in their investigation of the Company. Any investigation pursuant to this Section 6.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company. No investigation by the Buyers or other information received by the Buyers shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by any Seller in this Agreement. The Buyers acknowledge and agree that any contact by the Buyers or their Representatives with Representatives or customers of the Company or others having commercial dealings with the Company prior to the Closing shall be arranged in coordination with the Sellers’ Representatives. Prior to the Closing, the Buyers agree to notify the Sellers’ Representatives of any such desired contact and to seek the prior consent of Sellers’ Representatives in connection therewith (which may be withheld in Sellers’ Representatives’ reasonable discretion and, if given, may be conditioned on Sellers having the right to participate in any meetings or discussions with any such customers or others having commercial dealings with the Company). Buyers shall not, and shall cause their Representatives not to, contact or engage in any discussions or otherwise communicate with, any customers of the Company or others with whom the Company has commercial dealing regarding the Transaction.
Section 6.03.    Confidentiality. The Buyers acknowledge that the information being provided to them and their Affiliates and Representatives in connection with the Transaction is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate with respect to information relating solely to the Company and the Buyers acknowledge that any and all other confidential information provided to it by Sellers or their Representatives concerning Sellers shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date.
Section 6.04.    No Solicitation of Other Bids.
From the date of this Agreement until the Closing or termination of this Agreement:
(e)    The Sellers shall not, and shall not authorize or permit any of their Affiliates (including the Company) or any of its or their Representatives to, directly or indirectly, (i) agree to, approve, recommend, encourage, solicit, initiate, facilitate, support or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal or that could require any Seller to abandon, terminate or fail to consummate the transactions contemplated hereby. The Sellers shall immediately cease and cause to be terminated, and shall cause their Affiliates (including the Company) and all of its and their Representatives to immediately cease and cause to be terminated, all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than the Buyers or any of their Affiliates) concerning (i) a merger, consolidation, liquidation or other business combination transaction involving the Company; (ii) the issuance, sale or other disposition or acquisition of any securities (or options, rights or warrants to purchase or securities convertible into, such securities) of the Company; (iii) the sale, lease, exchange or other disposition, directly or indirectly, of any material portion of the Company’s properties or assets or (iv) any other transaction which is similar in form, substance or purpose to any of the foregoing transactions.
(f)    In addition to the other obligations under this Section 6.04, The Sellers shall promptly (and in any event within twenty-four (24) hours after receipt thereof by any Seller or its Representatives) advise the LP Buyer in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.
(g)    The Sellers agree that the rights and remedies for noncompliance with this Section 6.04 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Buyers and that money damages would not provide an adequate remedy to the Buyers.
Section 6.05.    Notice of Certain Events.
(j)    From the date hereof until the Closing, the Sellers and the Company shall promptly notify the LP Buyer in writing of:
(i)    any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or (B) has resulted in, or would reasonably likely be expected to result in, the failure of any of the conditions set forth in Section 8.02 to be satisfied;
(ii)    any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
(iii)    any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and
(iv)    any Actions commenced or, to the Company’s Knowledge, threatened against, relating to or involving or otherwise affecting any Seller or the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.14 or that relates to the consummation of the transactions contemplated by this Agreement.
(v)    The Buyers’ receipt of information pursuant to this Section 6.05(a) shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by any Seller in this Agreement (including Section 9.02 and Section 10.01(b)) and shall not be deemed to amend or supplement the Seller Disclosure Schedules.
(k)    From the date hereof until the Closing, the Buyers shall promptly notify the Sellers’ Representatives in writing of:
(i)    any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or would reasonably likely be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect or (B) has resulted in, or would reasonably likely be expected to result in, the failure of any of the conditions set forth in Section 8.03 to be satisfied;
(ii)    any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
(iii)    any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and
(iv)    any Actions commenced or, to the Buyers’ Knowledge, threatened against, relating to or involving or otherwise affecting the LP Buyer or the GP Buyer that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 5.06 or that relates to the consummation of the transactions contemplated by this Agreement.
(v)    The Sellers’ receipt of information pursuant to this Section 6.05(b) shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by any Seller in this Agreement (including Section 9.03 and Section 10.01(c)).
Section 6.06.    Governmental Approvals and Consents.
(a)    Each Party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates and (ii) use reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for the performance of its obligations pursuant to this Agreement and the other Transaction Agreements. Without limiting the generality of the foregoing, (i) as promptly as practicable, but in no event later than twenty (20) Business Days following the execution and delivery hereof, the Company shall file or cause to be filed with FINRA a change of control notice and continuing membership application on Form CMA pursuant to NASD Rule 1017 with respect to the Company (the “Company FINRA Notice”), and contemporaneous with such Company FINRA Notice, shall seek FINRA approval of the Capital Distribution, the Sub Debt Paydown and Unretired Sub Debt Purchase. Each Party shall cooperate fully with the other Parties and their respective Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The Parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any of the aforesaid required consents, authorizations, orders and approvals.
(b)    The Sellers’ Representatives shall use reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.05 of the Seller Disclosure Schedules.
(c)    Without limiting the generality of the Parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable efforts to:
(i)    respond to any inquiries by any Governmental Authority regarding matters with respect to the transactions contemplated by this Agreement or any other Transaction Agreement;
(ii)    avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any other Transaction Agreement; and
(iii)    in the event any Governmental Order adversely affecting the ability of the Parties to consummate the transactions contemplated by this Agreement or any other Transaction Agreement has been issued, to have such Governmental Order vacated or lifted.
(d)    If any consent, approval or authorization necessary to preserve any right or benefit under any Contract to which the Company is a party is not obtained prior to the Closing, the Sellers’ Representatives shall, subsequent to the Closing, cooperate with the Buyers and the Company in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable.
(e)    Notwithstanding the foregoing, nothing in this Section 6.06 shall require, or be construed to require, the Buyers or any of their Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of the Buyers, the Company or any of their respective Affiliates, (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Company Material Adverse Effect or materially and adversely impact the economic or business benefits to the Buyers of the transactions contemplated by this Agreement or (iii) any material modification or waiver of the terms and conditions of this Agreement.
Section 6.07.    Books and Records.
(cc)    In order to facilitate the resolution of any claims made against or incurred by the Sellers prior to the Closing or the Sellers to defend claims against such claims, or for any other reasonable purpose, for a period of six (6) years after the Closing, the Buyers shall:

(i)    retain the books and records (including personnel files) of the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company; and
(ii)    upon reasonable notice, afford the Sellers’ Representatives reasonable access (including the right to make, at Seller Representative’s expense, photocopies), during normal business hours, to such books and records; provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Article VII.
(dd)    The Buyers shall not be obligated to provide the Sellers’ Representatives with access to any books or records (including personnel files) pursuant to this Section 6.06 where such access would violate any Law.
Section 6.08.    Closing Conditions. From the date hereof until the Closing, each Party hereto shall, and the Sellers shall cause the Company to, use reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VIII hereof.
Section 6.09.    Public Announcements. Following the execution and delivery of this Agreement, the LP Buyer will issue a press release substantially in the form attached hereto as Exhibit E. Following the date hereof (a) nothing contained herein shall prohibit or otherwise restrict the LP Buyer or its Affiliates from issuing any public release or announcement with respect to this Agreement and the transactions contemplated hereby, including any release or announcement required by applicable Laws (including the requirements of any applicable stock exchange rules) and (b) other than any release or announcement required by applicable Laws (including the requirements of any applicable stock exchange rules) the Sellers shall not issue or cause to be issued any report, statement or press release or otherwise make any public statement with respect to this Agreement and the transactions contemplated hereby without the prior written consent of the LP Buyer, which consent shall not be unreasonably withheld, conditioned, or delayed. Nothing herein shall prohibit the Company and Buyer and their respective Affiliates from making internal announcements to their respective employees.
Section 6.10.    Further Assurances. From time to time, as and when requested by any Party, any other Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as the requesting Party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement and the other Transaction Agreements. Without limitation of the foregoing, the Sellers shall, and shall cause their Affiliates to, provide such cooperation and assistance as the LP Buyer may reasonably request in connection with the preparation and audit of the LP Buyer’s consolidated annual financial statements, the preparation and review of any interim consolidated financial statements, the preparation of any related disclosures, discussion or analysis, the preparation and filing or submission of any filings or reports with the SEC, and FINRA for any approvals with respect to the BD Merger. Further, the Sellers agree to provide to the Auditor, as and when requested by the LP Buyer or the Auditor, letters of representation and any other certifications reasonably requested by the LP Buyer and/or the Auditor and (b) the auditor of the Company, as and when requested by the LP Buyer or the auditor of the

Company, letters of representation and any other certifications reasonably requested by the LP Buyer and/or the auditor of the Company.
Section 6.11.    Name Change and Retirement of Brand Name. From the date hereof until the Closing, the Sellers shall cause the Company to use commercially reasonable efforts to take such actions, in consultation with the LP Buyer, as are necessary to change the name of the Company to “INTL FCStone L.P.”, effective upon the Closing. From and after the Closing, the Buyers shall ensure that the “G.X. Clarke & Co.” brand name shall be retired and no longer used in connection with the business, except only for the specified uses and for the specified periods of time set forth in the Transition Agreement.
Section 6.12.    Employee Matters.
(a)    Subject to the recommendations of the Staying Partners, all of the Company’s employees (other than the Leaving Partners) as of Closing will be afforded an opportunity to remain with the Company on initial terms of employment, for the 12 months after Closing, that, except as otherwise provided in Schedule 6.12 hereto, are in the aggregate not materially adverse to these terms and conditions of employment in effect prior to the Closing, and employees of the Company who remain employed by the Company following Closing will be provided all benefits presently provided to employees of the LP Buyer and its Affiliates. Employees of the Company (i) shall vest immediately (other than with respect to any equity-based compensation granted by the LP Buyer) and (ii) shall be given credit under each employee benefit plan, program, policy or arrangement of LP Buyer or any of its Affiliates in which the employees are eligible to participate for all service with the Company for purposes of eligibility and vesting.
(b)    If employees of the Company become eligible to participate during the calendar year in which the Closing occurs in a medical, dental or health plan of Buyer or its Affiliates, Purchaser shall cause such plan to waive any preexisting condition limitations for conditions covered under the applicable plans. If employees of the Company become eligible to participate during the calendar year in which the Closing occurs in a group term life insurance plan maintained by Buyers or its Affiliates, Buyers shall cause such plan to waive any medical certification for such employees up to the amount of coverage the employees had under the life insurance plan of the Company.
(c)    This Section 6.12 is included for the sole benefit of the respective Parties hereto. Nothing contained herein shall confer any third party beneficiary rights upon any employee of the Company or any dependent or beneficiary thereof or any heirs or assigns thereof or be enforceable by any such Person.
Section 6.13.    Key Man Insurance Policies. The Buyer agree that (i) individual key man life insurance policies set forth in Section 4.13 of the Seller Disclosure Schedules may be assigned to the Person on whose life the policy is written and (ii) that the life insurance policies under the MetLife Group Universal Life Insurance Policy listed in Section 4.13 of the Seller Disclosure Schedules may be assigned to the Persons covered thereby, provided in each case there is no cost or liability or obligations to the Company in the assignment.

Section 6.14.    Brokers or Finders. The Buyers shall bear the fees and expenses of any agent, broker, investment banker or other firm or Person engaged by any of the Buyers or any of its respective Affiliates that is entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with this Agreement and the transactions contemplated hereby. The Sellers shall bear the fees and expenses of any agent, broker, investment banker or other firm or Person engaged by any Seller, the Company, or any of their Affiliates that is entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with this Agreement and of the any transactions contemplated hereby that is not included in the Transaction Expenses.
Section 6.15.    Escrow Agent Expenses. The LP Buyer, on the one hand, and the Sellers’ Representatives, on the other hand, agree to pay or reimburse the Escrow Agent fifty (50) percent of all expenses, disbursements and advances, including attorney’s fees and expenses, incurred or made by the Escrow Agent in connection with the performance of Escrow Agreement and for which the Escrow Agent has requested payment or reimbursement.
Section 6.16.    New Jersey Taxes Sale and Use Taxes. Prior to the Closing, the Company shall use its reasonable best efforts to file and enter into a Voluntary Disclosure Agreement with the State of New Jersey Division of Taxation regarding any pre-Closing liability of the Company with respect to New Jersey Sales & Use Taxes.
ARTICLE VII.
TAX MATTERS
Section 7.01.    Tax Covenants.
(c)    Prior to the Closing, without the prior written consent of the Buyers (which consent shall not be unreasonably withheld or delayed), the Sellers (and, prior to the Closing, the Company, its Affiliates and their respective Representatives) shall not, to the extent it may affect, or relate to, the Company, make any Tax election (other than an initial Tax election made in the Ordinary Course of Business), change or rescind any Tax election, amend any Tax Return or file any income Tax Return.
(d)    All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Agreements (including any real property transfer Tax and any other similar Tax) shall be borne and paid fifty percent (50%) by Buyers and fifty percent (50%) by Sellers when due. The Sellers shall, at their own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and the Buyers shall cooperate with respect thereto as necessary).
(e)    Preparation of Tax Returns.
(i)    The Sellers’ Representatives shall, at the Sellers’ expense, prepare (or cause to be prepared) and timely file (or cause to be timely filed) all Tax Returns of the Company for all periods ending on or prior to the Closing Date (including the period ending on the Closing Date for income Tax purposes), which are due (after taking into account any permissible extensions) after the Closing Date (“Pre-Closing Date Returns”). The Sellers’ Representatives shall, at least fifteen (15) Business Days prior to the date each such Tax Return is due, submit drafts of all Pre-Closing Date Returns to the LP Buyer for its review and comment, and the Sellers’ Representatives shall consider in good faith all reasonable comments received from the LP Buyer. In the event there is a disagreement as to whether revisions requested by the LP Buyer should be included in any Tax Return which Tax Return (or position taken in such Tax Return) which would reasonably be expected to adversely affect the Tax liability of the LP Buyer and its Affiliates, including the Company, for any period after Closing, the disagreement shall be submitted to the Accounting Firm for resolution (the expenses of which shall be shared in the same manner as set forth in Section 2.08). The Sellers’ Representatives shall pay or cause to be paid on behalf of the Sellers any Taxes reflected as due on any Pre-Closing Date Returns.
(ii)    The LP Buyer shall prepare (or cause to be prepared) and timely file (or cause to be timely filed) all Tax Returns of the Company for all Straddle Period (“Straddle Period Returns”). Each Straddle Period Return shall be prepared in a manner consistent with the past practices of the Company to the extent consistent with applicable Law. To the extent any Straddle Period Return reflects any Taxes allocated to the Sellers in accordance with Section 7.03, the LP Buyer shall provide the Sellers’ Representatives with a copy of each such Straddle Period Return at least fifteen (15) Business Days prior to the date such Tax Return is due for the Sellers’ Representatives’ review and approval. In the event there is a disagreement as to whether revisions requested by the Sellers’ Representatives should be included in any such Tax Return, the disagreement shall be submitted to the Auditor for resolution (the expenses of which shall be shared in a manner similar to that set forth in Section 2.08). The Sellers’ Representatives shall pay (or cause to be paid on behalf of the Sellers) to the Company all Taxes shown on any Straddle Period Return to the extent such Taxes are allocated to the Sellers in accordance with Section 7.03.
(f)    If the Company is permitted but not required under applicable Law to treat the Closing Date as the last day of a taxable period, then the parties shall treat that day as the last day of a taxable period.
Section 7.02.    Tax Indemnification. Each of the Sellers shall severally, based upon his or its Pro Rata Share indemnify (subject to Section 7.07 and, in the case of Taxes other than income Taxes, to the Cap set forth in Article IX) the Company, the Buyers, and each Buyer Indemnitee and hold each of them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 4.18; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in this Article VII; (c) any Taxes of the Sellers resulting from the transactions contemplated by this Agreement, (d) all Taxes of the Company or relating to the business of the Company for all Pre-Closing Tax Periods; (e) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (f) any and all Taxes of any person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date, in each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith.
Section 7.03.    Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:
(h)    in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and
(i)    in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.
Section 7.04.    Tax Treatment and Allocation.
(l)     For income Tax purposes, the Parties hereby agree and acknowledge that (i) the purchase and sale of the Partnership Interests hereunder shall, pursuant to Rev. Rul. 99-6, be treated as (x) an installment sale of the Partnership Interests by the Sellers for the Purchase Price (including Contingent Consideration, Deferred Purchase Price, and all other items of consideration for Federal Income Tax purposes, including any adjustments thereto) for purposes of determining the income Tax consequences of the transaction to the Sellers, and (y) a purchase of the Company’s assets by the Buyers, (ii) the taxable year of the Company shall end for income Tax purposes as of the close of business on the Closing Date, and (iii) the Parties shall each file all required federal, state and local income Tax Returns and related returns and reports in a manner consistent with the provisions of this Section 7.04.
(m)    The Purchase Price (and all other items of consideration for Federal Income Tax purposes, including any adjustments thereto) shall be allocated for all Tax purposes among the assets of the Company deemed purchased by the Buyers in accordance with Schedule 7.04(b). The LP Buyer shall prepare and provide to the Sellers’ Representatives (i) an initial allocation of the Purchase Price (and all other items of consideration for Federal Income Tax purposes) no later than thirty (30) days following the final determination of Purchase Price pursuant to Section 2.08 and (ii) a revised allocation of the Purchase Price (and all other items of consideration for Federal Income Tax purposes) as the result of any adjustment to the Purchase Price (or any other item of consideration for Federal Income Tax purposes) no later than thirty (30) days following such adjustment. The Parties hereto (x) agree to be bound, and to cause their respective Affiliates to be bound, by such allocation (including any adjustment thereto pursuant to this Section 7.04), (y) shall act, and cause their respective Affiliates to act, in accordance with such allocation (including any adjustment thereto pursuant to this Section 7.04) in the preparation, filing and audit of any Tax Return and for all other tax and accounting purposes and (z) shall not take any position or action inconsistent with such allocation (including any adjustment thereto pursuant to this Section 7.04).
Section 7.05.    Tax Contests. The Buyers agree to give written notice to the Sellers’ Representatives of the receipt of any written notice by the Company, the Buyers or any their Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by the Buyers pursuant to this Article VII (a “Tax Claim”); Sellers’ Representatives shall have the sole right at the Seller’s expense to represent the Company’s interests in any Tax Claim relating to a taxable period ending on or before the Closing Date (other than Tax Claims related to Straddle Periods) or relating to a Tax (other than Tax related to a Straddle Period) for which Sellers otherwise may be liable pursuant to this Agreement, and to employ counsel of Sellers’ Representative choice at Sellers’ Representatives expense; provided, however, that Buyers and their Representatives shall be permitted, at Buyers’ expense, to be present at, and participate in, any such claim and neither the Sellers’ Representatives nor the Sellers can settle such Tax Claim (either administratively or after the commencement of litigation) without LP Buyer’s prior written consent (not to be unreasonably withheld, conditioned or delayed) if the settlement or resolution of such Tax Claim may have adverse effect on the Tax liability of the LP Buyer and its Affiliates, including the Company, for any period after Closing, provided, further that the LP Buyer shall control any Tax Claims related to Straddle Periods and neither Buyers nor any Affiliates of the Buyers shall settle any such Tax Claim without the Sellers’ Representatives prior written consent (not to be unreasonably withheld, conditioned or delayed) if the settlement or resolution of such Tax Claim may have an adverse effect on the Tax liability of the Sellers for any period Pre-Closing Tax Periods. Neither Buyers nor any Affiliate of the Buyers shall be entitled to settle, either administratively or after the commencement of litigation, any Tax Claim which could adversely affect the liability of the Sellers for Taxes relating to any taxable period ending on or before the Closing Date or to any Straddle Period without the prior written consent of Sellers’ Representatives, not to be unreasonably withheld, conditioned or delayed.
Section 7.06.    Cooperation and Exchange of Information. The Sellers, the Sellers’ Representatives and the Buyers shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article VII or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each Seller and the Buyers shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, the Sellers’

Representatives or the LP Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.
Section 7.07.    Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 4.18 and this Article VII shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days.
Section 7.08.    Overlap. To the extent that any obligation or responsibility pursuant to Article IX may overlap with an obligation or responsibility pursuant to this Article VII, the provisions of this Article VII shall govern.
ARTICLE VIII.
CONDITIONS TO CLOSING
Section 8.01.    Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment (or waiver by Buyers and Sellers’ Representatives), at or prior to the Closing, of each of the following conditions:
(c)    The Company shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.05 and the Buyers shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 5.02, in each case, in form and substance reasonably satisfactory to the Buyers and the Sellers’ Representatives, and no such consent, authorization, order and approval shall have been revoked; provided, however, that, notwithstanding the foregoing, the receipt or deemed receipt of approval from FINRA shall be governed by the provisions of Section 8.01(c) below.
(d)    No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.
(e)    Either (i) written approval shall have been received from FINRA with respect to the change of control and continuing membership application set forth in the Company FINRA Notice or (ii) (A) thirty (30) calendar days shall have elapsed after the date upon which FINRA deems the filing of the Company FINRA Notice to be substantially complete, (B) the Company shall have notified FINRA that the Buyers and Sellers intend to consummate the Closing without written approval from FINRA as contemplated by clause (i) above and (C) FINRA shall not have indicated that it is considering imposing new interim restrictions pursuant to NASD Rule 1017 on the Company if the Closing is affected without written FINRA approval or that the Closing of the Transaction may not occur without FINRA approval.

(f)    The Company shall have filed with the Department of State of the State of New York a certificate of amendment to change its name to “INTL FCStone L.P.”
(g)    The Starting Five, a New York general partnership and a limited partner of the Company, shall have dissolved and distributed the Partnership Interests it owns in the Company to its general partners.
(h)    The Company shall have received approval from FINRA of the Capital Distribution and Sub Debt Paydown and, if applicable, the Unretired Sub Debt Purchase, and the Company shall have consummated the Capital Distribution and Sub Debt Paydown to the extent approved by FINRA.
Section 8.02.    Conditions to Obligations of Buyers. The obligations of the Buyers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment (or the Buyers’ waiver), at or prior to the Closing, of each of the following conditions:
(j)    Other than the representations and warranties of the Sellers contained in Article III and the Company contained in Section 4.01, Section 4.02, Section 4.03 and Section 4.06, the representations and warranties of the Sellers and the Company contained in this Agreement and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Company Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Company Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of the Sellers contained in Article III and the Company contained in Section 4.01, Section 4.02, Section 4.03 and Section 4.06 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).
(k)    Each of the Sellers and the Company shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Agreements.
(l)    All approvals, consents and waivers that are listed on Section 4.05 of the Seller Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to the LP Buyer at or prior to the Closing.
(m)    The Company shall be in compliance with the Minimum Net Capital Requirement.

(n)    JPMorgan Chase Bank shall have agreed to, as of the Closing Date, amend that certain Secured Clearance Advance Facility Agreement, dated June 18, 2014, between it and the Company (the “SCAF Agreement”), as follows:
(i)    The Transaction and the BD Merger shall not be deemed to constitute a “Change in Control”, “Default”, “Event of Default”, or “Material Adverse Effect” under the SCAF Agreement, and the occurrence of such events shall not in and of themselves trigger rights or remedies on behalf of JPMorgan Chase Bank under the SCAF Agreement;
(ii)    Section 16(g) of the SCAF Agreement shall be removed in its entirety and replaced with the following: “shall at all times maintain: (i) Total Ownership Equity of not less than $25,000,000 and (ii) Net Capital of not less than the greater of (A) $25,000,000 and (B) 10% of Aggregate Debit Items”; and
(iii)    Section 16(h) of the SCAF Agreement shall be removed in its entirety and replaced with the following: “shall not at any time permit its Liquid Capital to fall below an amount equal to 300 percent of Total Haircuts”.
(o)    JPMorgan Chase Bank shall have agreed to, as of the Closing Date, amend that certain Clearance Agreement, dated August 9, 1999, between it and the Company, as amended by the Amendment, dated June 18, 2014 (the “Clearance Agreement”), in any manner necessary to reflect the amendments to the SCAF Agreement set forth in Section 8.02(e).
(p)    Neither the Company nor and Seller shall have received written notice, nor have Knowledge, that JP Morgan Chase Bank intends to cancel, or otherwise materially and adversely modify its relationship with the Company (whether related to payment, price or otherwise) pursuant to the (i) SCAF Agreement or (ii) the Clearance Agreement, on account of the transactions contemplated by this Agreement or otherwise.
(q)    The Company shall have delivered to the LP Buyer a certificate from a Managing General Partner of the Company, dated as of the Closing Date, to the effect that the conditions set forth in Section 8.02(a), Section 8.02(b) and Section 8.02(d) have been satisfied and certifying that the Daily Statement as of the Business Day immediately prior to the Closing Date is correct and complete.
(r)    From the date of this Agreement, there shall not have occurred any Company Material Adverse Effect (excluding the departure of the Leaving Partners and the transactions contemplated by this Agreement), nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to result in a Company Material Adverse Effect.
(s)    Each of the Employment Agreements with the Staying Partners and each of the Leaving Partner Agreements with the Leaving Partners, all of which are being executed as of the date of this Agreement, shall be in full force and effect, and each Staying Partner shall have confirmed to the Company in writing his intention to remain employed by the Company post-Closing.
Section 8.03.    Conditions to Obligations of Each Seller. The obligations of Each Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment (or such Sellers’ Representatives’ waiver), at or prior to the Closing, of each of the following conditions:
(n)    Other than the representations and warranties of the Buyers contained in Section 5.01 and Section 5.02, the representations and warranties of the Buyers contained in this Agreement and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Buyer Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Buyer Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of the Buyers contained in Section 5.01 and Section 5.02 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.
(o)    The Buyers shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement.
(p)    The LP Buyer shall have delivered to the Sellers’ Representatives a certificate from authorized officers of the Buyers, dated at the Closing Date, to the effect that the conditions set forth in Section 8.03(a) and Section 8.03(b) have been satisfied.
(q)    The LP Buyer, on behalf of the Buyers, shall have delivered to the Sellers’ Representatives such other documents or instruments as the Sellers’ Representatives reasonably request and are reasonably necessary to consummate the transactions contemplated by this Agreement.
Section 8.04.    Frustration of Closing Conditions. Neither the Buyers nor the Sellers may rely, either as a basis for not consummating the Transaction or terminating this Agreement and abandoning the Transaction, on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such Parties’ material breach of any provision of this Agreement.
ARTICLE IX.
INDEMNIFICATION
Section 9.01.    Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 4.18 which are subject to Article VII) shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months from the Closing Date;

provided, that the representations and warranties in (a) Section 4.11, Section 4.14, Section 4.15, Section 4.24 and Section 4.25 shall survive for a period of twenty four (24) months from the Closing Date, (b) Article III, Section 4.01, Section 4.02, Section 4.03, Section 4.16, Section 5.01 and Section 5.02 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days. All covenants and agreements of the Parties contained herein (other than any covenants or agreements contained in Article VII which are subject to Article VII) shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.
Section 9.02.    Indemnification By Sellers.
(r)    Indemnification for Breaches of Seller Representations and Obligations. Subject to the other terms and conditions of this Article IX, each Seller shall, on a several and not a joint basis, indemnify and defend the Buyers, their Affiliates (including the Company) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:
(iv)    any inaccuracy in or breach of any of the representations or warranties of such Seller contained in Article III as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or
(v)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by such Seller pursuant to this Agreement.
(s)    Indemnification for Breaches of Company Representations and Obligations. Subject to the other terms and conditions of this Article IX, the Sellers shall jointly indemnify and defend the Buyer Indemnitees against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:
(i)    any inaccuracy in or breach of any of the representations or warranties of the Company contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company pursuant to this Agreement (other than in respect of Section 4.18, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to Article VII), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or
(ii)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company prior to the Closing pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VII, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to Article VII).
Section 9.03.    Indemnification By Buyers. Subject to the other terms and conditions of this Article IX, the Buyers shall indemnify and defend each Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:
(f)    any inaccuracy in or breach of any of the representations or warranties of the Buyers contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Buyers pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or
(g)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Buyers pursuant to this Agreement (other than Article VII, it being understood that the sole remedy for any such breach thereof shall be pursuant to Article VII).
Section 9.04.    Certain Limitations. The indemnification provided for in Section 9.02(b)(i) and Section 9.03 shall be subject to the following limitations:
(ee)    No Seller shall be liable to the Buyer Indemnitees for indemnification (x) under Section 9.02(b)(i) until the aggregate amount of all Losses in respect of indemnification under Section 9.02(b)(i) exceeds $350,000 (the “Basket”), in which event the Sellers shall be required to pay or be liable for all such Losses only after the aggregate of all Losses for which Sellers would be liable exceeds the Basket and then only in excess of the amount of the Basket. The aggregate amount of all Losses for which the Sellers shall be liable pursuant to Section 9.02(b)(i) shall not exceed an amount equal to $5,000,000 (the “Cap”) and the aggregate amount to be paid by a specific Seller under Section 9.02(b)(i) shall not exceed the net after-tax proceeds received by such Seller from the Capital Distribution, if any, and the Purchase Price.
(ff)    The Buyers shall not be liable to the Seller Indemnitees for indemnification under Section 9.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 9.03(a) exceeds the Basket, in which event the Buyers shall be required to pay or be liable for all such Losses in excess of the Basket. The aggregate amount of all Losses for which the Buyers shall be liable pursuant to Section 9.03(a) shall not exceed the Cap.
(gg)    Notwithstanding the foregoing, the limitations set forth in Section 9.04(a) and Section 9.04(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Article III, Section 4.01, Section 4.02, Section 4.03, Section 4.16, Section 4.17, Section 4.18, Section 5.01 or Section 5.02.
(hh)    No Seller shall be liable to the Buyer Indemnities for indemnification for any Loss to the extent accrued or reserved for in the calculation of the Final Tangible Book Value.
(ii)    For purposes of determining (i) whether there has been any misrepresentation or breach of a representation or warranty, and (ii) the amount of any Losses resulting therefrom, all qualifications or exceptions in any representation or warranty relating to or referring to the terms “material,” “materiality,” “Company Material Adverse Effect,” “Buyer Material Adverse Effect" “in all material respects” or any similar qualification, term or phrase shall be disregarded.
Section 9.05.    Indemnification Procedures. The party making a claim under this Article IX is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article IX is referred to as the “Indemnifying Party”. If the Indemnifying Party is a Seller or the Sellers, the Sellers’ Representatives (other than for claims made pursuant to Section 9.02(a) shall have sole and exclusive power and authority to take any and all actions and make any and all determinations on behalf of such Indemnifying Party.
(c)    Third Party Claims.
(i)    If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof (a “Claim Notice”), but in any event not later than fifteen (15) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that failure to provide such notification actually and materially prejudices the ability of the Indemnifying Party to defend against such claim. The Claim Notice shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.

Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly (and in any event within five Business Days) after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.
(ii)    The Indemnifying Party shall have the right, upon receipt of the Claim Notice and at its own expense, to defend such Third Party Claim in its own name or, if necessary, in the name of the Indemnified Party, upon delivery to the Indemnified Party, within thirty (30) days after receipt of the Claim Notice, of (A) an irrevocable acknowledgment and agreement that any Losses resulting therefrom shall, subject to the limitations set forth in this Article IX, be indemnifiable Losses for which the Indemnified Party is entitled to indemnification under this Article IX (subject to the limitations set forth herein) and (B) reasonable evidence that the Indemnifying Party is and will be able to conduct and fund the defense of such Third Party Claim. Notwithstanding the foregoing, the Indemnifying Party shall not have the right to defend any Third Party Claim, and the Indemnified Party shall have the right to retain, at the sole cost and expense of the Indemnifying Party, the defense of any such Third Party Claim, if (1) such Third Party Claim involves criminal liability or seeks an injunction or other equitable relief, (2) there are legal defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party or (3) the Indemnified Party has been advised by counsel that an actual or potential conflict of interest exists between the Indemnified Party and the Indemnifying Party in connection with the defense of such Third Party Claim.
(iii)    The Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance (including access to employees) and materials as may be reasonably requested of the Indemnified Party, and the Indemnified Party shall have the right, at the Indemnified Party’s expense, to participate in the defense of any Third Party Claim. The Indemnifying Party shall have the right to settle and compromise such claim only with the consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed).
(iv)    In the event the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party does not wish to defend the Third Party Claim, then the Indemnified Party shall have the right to conduct a defense against such Third Party Claim and shall have the right to settle and compromise such Third Party Claim if it acts reasonably and in good faith but without having to first obtain the consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed) unless such settlement (i) does not involve any finding or admission of any violation of criminal Law, (ii) does not involve any relief other than monetary damages and (iii) provides a customary release of the Indemnifying Party in connection with such Third Party Claim.

(d)    Direct Claims. Upon receipt of a Claim Notice that does not involve a Third Party Claim (a “Direct Claim”), the Indemnifying Party shall have thirty (30) calendar days from the receipt of such Claim Notice to notify the Indemnified Party that the Indemnifying Party disputes such claim. The Claim Notice shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. If the Indemnifying Party does not timely notify the Indemnified Party of such dispute, then the amount of such claim shall be deemed, conclusively, a liability of the Indemnifying Party. If the Indemnifying Party does timely notify the Indemnified Party of such dispute, then the Indemnified Party shall have thirty (30) calendar days to respond in a written statement to the objection of the Indemnifying Party. If after such thirty (30) calendar day period there remains a dispute as to any such claim, then the Indemnified Party and the Indemnifying Party shall attempt in good faith for a period not to exceed thirty (30) additional calendar days to agree upon the rights of the respective parties with respect to such claim. If the Parties should so agree, an agreement shall be prepared and signed by Representatives of the Indemnifying Party and the Indemnified Party specifying the resolution of the Claim and the amount, if any, of the Loss to be paid by the Indemnifying Party. If the Parties do not agree within such additional thirty (30) calendar day period, then the Indemnified Party shall be free to pursue arbitration of the claim pursuant to Section 11.10 of this Agreement.
(e)    Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 4.18 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in Article VII) shall be governed exclusively by Article VII hereof.
Section 9.06.    Payments. Once a Loss is agreed to by the Indemnifying Party or determined by the arbitrator pursuant to Section 11.10, the Indemnifying Party shall satisfy its obligations within ten (10) Business Days of such agreement or determination by wire transfer of immediately available funds. For payments to the Buyer Indemnitees pursuant to this Section 9.06 arising from Losses to the Buyer Indemnitees under Section 9.02(b)(i) or (ii) Sellers’ Representatives shall execute and deliver a certificate requesting the Indemnity Escrow Agent to deliver by wire transfer to an account designated by the Buyers immediately available funds in the amount of such claim as finally agreed to or determined in accordance with this Section 9.06. The right to receive such distributions from the Indemnity Escrowed Amount shall be the sole and exclusive source for indemnification of the Buyer Indemnitees under this Article IX and, to the extent such claim does not relate to income Taxes, under Article VII hereof; provided, that, to the extent a representation of the Company survives beyond the Escrow Termination Date (defined below) pursuant to Section 9.01, after the Escrow Termination Date each Seller shall be severally liable for its or his Pro Rata Share of such Losses arising thereunder, subject to the Basket and the Cap, as applicable, and taking into account any Outstanding Claims (as defined below). On or promptly after the second anniversary of the Closing Date (the “Escrow Termination Date”) the Buyers and the Sellers’ Representatives shall deliver a certificate to the Escrow Agent to deliver to Sellers all the Indemnity Escrowed Amount then held by the Indemnity Escrow Agent by wire transfer to one or more accounts designated by Sellers’ Representatives; provided, however, that if prior to the Escrow Termination Date the Buyers have notified the Indemnity Escrow Agent in writing that all or a portion of the Indemnity Escrowed Amount is subject to claims for indemnification under this Agreement that have not been finally determined (the “Outstanding Claims”), the amount delivered to Sellers upon the Escrow Termination Date shall be equal to the Indemnity Escrowed Amount then held by the Indemnity Escrow Agent, less the sum of any amounts subject to the Outstanding Claims. If at any time after the Escrow Termination Date the amount of the Indemnity Escrowed Amount then held by the Indemnity Escrow Agent exceeds the sum of any amounts subject to the Outstanding Claims, the Buyers shall promptly execute and deliver, with the Sellers’ Representatives, a certificate requesting the Indemnity Escrow Agent to deliver such excess amount to Sellers by wire transfer to one or more accounts designated by Sellers’ Representatives.
Section 9.07.    Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.
Section 9.08.    Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 8.02 or Section 8.03, as the case may be.
Section 9.09.    No Additional Representations. None of the Sellers, the Company or other Person has made any representation or warranty, express or implied, as to the Company or the accuracy or completeness of any information regarding the Company furnished or made available to the Buyers and their Representatives, except as pursuant hereto and thereto. The Buyers have not relied on any representation or warranty from any Seller, the Company or any other Person in determining to enter into this Agreement, except as expressly set forth in this Agreement, Transaction Agreements and the certificates delivered pursuant hereto and thereto,
Section 9.10.    Exclusive Remedies. Subject to Section 11.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Article VII and this Article IX. Nothing in this Section 9.10 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct.
ARTICLE X.
TERMINATION

Section 10.01.    Termination. This Agreement may be terminated at any time prior to the Closing:
(t)    by the mutual written consent of the Sellers’ Representatives and the Buyers;
(u)    by the Buyers, by written notice to the Sellers’ Representatives if:
(i)    The Buyers are not then in material breach of any provision of this Agreement and there has been a breach or inaccuracy in any representation or warranty, or failure to perform any covenant or agreement made by the Sellers or the Company pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 8.01 or Section 8.02 and such breach, inaccuracy or failure has not been cured by the Sellers within fifteen (15) days of the Sellers’ Representatives’ receipt of written notice of such breach from the Buyers; or
(ii)    any of the conditions set forth in Section 8.01 or Section 8.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by March 12, 2015 (the “Outside Closing Deadline”), unless such failure shall be due to the failure of the Buyers to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by them prior to the Closing.
(v)    by the Sellers’ Representatives, by written notice to the Buyers if:
(i)    the Sellers are not then in material breach of any provision of this Agreement and there has been a breach or inaccuracy in any representation or warranty or failure to perform any covenant or agreement made by the Buyers pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 8.01 or Section 8.03 and such breach, inaccuracy or failure has not been cured by the Buyers within fifteen (15) days of the LP Buyer’s receipt of written notice of such breach from Seller’s Representatives; or
(ii)    any of the conditions set forth in Section 8.01 or Section 8.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Outside Closing Deadline, unless such failure shall be due to the failure of the Sellers to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by them prior to the Closing.
(w)    by the Buyers or the Sellers’ Representatives, in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

(x)    By the Sellers’ Representatives or the Buyers, if the Closing does not occur on or before the Outside Closing Deadline.
Section 10.02.    Notice of Termination, Etc. In the event of termination by Sellers’ Representatives or the Buyers pursuant to Section 10.01, written notice thereof shall forthwith be given to the other, setting forth the clause of Section 10.01 pursuant to which such Party is terminating the Agreement and the facts giving rise to such Party’s termination right in reasonable detail, and the Agreement shall be terminated, without further action by any Party. If the Agreement is are terminated as provided herein:
(i)    The Buyers shall return all documents and other material received from any Seller or the Company relating to the Transaction or the Company, whether so obtained before or after the execution hereof, to such Seller or the Company, provided, that, the Buyers may retain copies of any such documents and other materials received as reasonably necessary to preserve and protect the Buyers’ rights under this Agreement; and
(ii)    all confidential information received by the Buyers with respect to the Company shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination hereof.
Section 10.03.     Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:
(jj)    as set forth in this Article X, Section 6.03, Section 6.09, Section 6.13 and Article XI hereof; and
(kk)    that nothing herein shall relieve any Party hereto from liability for any willful breach of any provision hereof and the right, if any, Party to pursue all remedies for any such breach will survive such termination unimpaired.
ARTICLE XI.
MISCELLANEOUS
Section 11.01.     Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.
Section 11.02.     Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications shall be sent to the Parties at their respective addresses as follows:
(i)    if to Buyer, to:
INTL FCStone Inc.
Corporate Secretary
2829 Westown Parkway, Suite 100
West Des Moines, IA 50266
Attention: David Bolte
E-mail: David.Bolte@IntlFCStone.com
if to the GP Buyer, to:
INTL FCStone Hudson LLC
Corporate Secretary
2829 Westown Parkway, Suite 100
West Des Moines, IA 50266
Attention: David Bolte
E-mail: David.Bolte@IntlFCStone.com
with a copy to:
Katten Muchin Rosenman LLP
525 W. Monroe Street
Chicago, Illinois 60661-3693
Attention: Jeffrey R. Patt
Facsimile No.: (312) 577-5604
E-mail: jeffrey.patt@kattenlaw.com
(ii)    if to the Company, any Seller, the Sellers or the Sellers’ Representatives, to:
G.X. Clarke & Co.
10 Exchange Place
Suite 1005
Jersey City, NJ 07302
Attention: Bernard S. Spanger
Joseph L. Amato
Facsimile No.: (201) 200-0932
E-mail: bspanger@gmail.com
josephamato@gmail.com

with a copy to:
Sidley Austin LLP
787 Seventh Avenue
New York, NY 10019
Attention: Mark T. Shehan, Esq.
Facsimile No.: (212) 839-5599
E-mail: MShehan@Sidley.com
or such other street address, facsimile number or email address as such Party may hereafter specify for the purpose by notice to the other Parties hereto.
Section 11.03.    Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Seller Disclosure Schedules and Exhibits mean the Articles and Sections of, and Seller Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Seller Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.
Section 11.04.     Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
Section 11.05.     Severability. If any term or provision (or portion thereof), of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision (or portion thereof), of this Agreement or invalidate or render unenforceable such term or provision, (or portion thereof), in any other jurisdiction. Upon such determination that any term or other provision, (or portion thereof), is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
Section 11.06.     Entire Agreement. (i) This Agreement, the Exhibits hereto and the Seller Disclosure Schedules and (ii) the other Transaction Agreements and Confidentiality Agreement constitute the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other

Transaction Agreements, the Exhibits or Seller Disclosure Schedules (other than an exception expressly set forth as such in the Seller Disclosure Schedules the Confidentiality Agreement), the statements in the body of this Agreement will control.
Section 11.07.     Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Closing Date, the GP Buyer and the LP Buyer may, without the prior written consent of the Sellers or the Company, assign all or any portion of their rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning Party of any of its obligations hereunder. Any attempted assignment in violation of this Section 11.07 shall be void.
Section 11.08.     No Third-Party Beneficiaries. Except as provided in Article IX, this Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 11.09.     Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto, subject to Section 11.13 with respect to the Sellers’ Representatives. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
Section 11.10.     Governing Law; Arbitration; Submission to Jurisdiction; Waiver of Jury Trial.
(l)    This Agreement shall in all respects be governed by, and construed in accordance with, the internal Laws of the State of New York without giving effect to any conflicts of law principles of such state that might refer the governance, construction or interpretation of such agreements to the Laws of another jurisdiction.
(m)    Except (i) as set forth in Section 2.08 with respect to resolving matters contained in a Notice of Disagreement, (ii) as otherwise provided in any Transaction Document and (iii) with respect to any request for equitable relief (including interim relief), any dispute, controversy or claim arising out of or relating to the transactions contemplated by the Transaction Agreements, or the validity, interpretation, breach or termination of any such agreement, including claims seeking redress or asserting rights under any Law, shall be finally, exclusively and conclusively settled by mandatory arbitration conducted expeditiously in accordance with the JAMS Comprehensive Arbitration Rules (“JAMS”), by a single independent arbitrator operating and appointed from the JAMS panel of neutral arbitrators in accordance with the provisions of JAMS Streamlined Arbitration Rules and Procedures in effect at the time the demand for arbitration is filed. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction; provided, however, that the arbitration award shall not include factual findings or conclusions of law and no punitive damages shall be awarded. The fees and expenses of such arbitration shall be borne by the non-prevailing Party, as determined by such arbitration. The provisions of this Section 11.10(b) with respect to the arbitration conducted pursuant hereto before JAMS may be enforced by any court of competent jurisdiction, and the Parties seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys’ fees, to be paid by the Party (or Parties) against whom enforcement is ordered. Any Party may institute such arbitration proceeding by filing the required documents with the arbitration service and giving written notice to the other Party. A hearing shall be held by the arbitrator at JAMS’ facilities located in New York, New York within thirty (30) days of his or her appointment. Each Party shall maintain the confidential nature of the arbitration proceeding and the award, including the hearing, except as may be necessary to prepare for or conduct the arbitration hearing on the merits, or except as may be necessary in connection with a court application for a preliminary remedy, a judicial challenge to an award or its enforcement, or unless otherwise required by applicable Law or judicial decision. The decision of the arbitrator shall be final and binding upon all Parties hereto and shall be rendered pursuant to a written decision containing a reasonably detailed recital of the arbitrator’s legal reasoning. Such written decision shall remain confidential among the Parties hereto, and the arbitrator may issue orders to protect the confidentiality of the proprietary information, trade secrets and other confidential information of the Parties hereto. Judgment upon the award rendered may be entered in any court having jurisdiction thereof pursuant to the Federal Arbitration Act, 9 U.S.C. Sec. 1, et seq.
(n)    Each Party irrevocably and unconditionally:
(i)    submits for itself and its property in any Action relating to the Transaction Agreements, or for recognition and enforcement of any judgment in respect thereof, or the recognition and enforcement of any arbitration award rendered pursuant to Section 11.10(b), to the exclusive jurisdiction of the Courts of the State of New York sitting in the County of New York, the court of the United States of America for the Southern District of New York, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Action shall be heard and determined in such New York State court or, to the extent permitted by law, in such federal court;
(ii)    consents that any such Action may and shall be brought in such courts and waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Action in any such court or that such Action was brought in an inconvenient court and agrees not to plead or claim the same;
(iii)    waives all right to trial by jury in any Action (whether based on contract, tort or otherwise) arising out of or relating to the transactions contemplated by this Agreement or any other Transaction Agreements, or its performance under or the enforcement of this Agreement or any other Transaction Document;
(iv)    agrees that service of process in any such Action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Party at its address as provided in Section 11.02; and
(v)    agrees that nothing in this Agreement or any other Transaction Document shall affect the right to effect service of process in any other manner permitted by the Laws of the State of New York.
Section 11.11.     Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof and to an injunction to prevent breaches of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. Without limiting the generality of the foregoing, (i) Sellers shall be entitled to specific performance against the Buyers (A) of Buyer’s obligations to consummate the Transaction and to hold the Closing upon the satisfaction or waiver of the conditions set forth in Section 8.01 and Section 8.02 and (B) to enforce and to prevent any breach by Buyers of their covenants under this Agreement and (ii) Buyers shall be entitled to specific performance against Sellers (A) of Sellers’ obligation to consummate the Transaction and to hold the Closing upon the satisfaction or waiver of the conditions set forth in Section 8.01 and Section 8.03 and (B) to enforce and to prevent any breach by Sellers of their covenants under this Agreement. Any requirements for the securing or posting of any bond in connection with such remedy are waived. Each of the Parties hereby irrevocably waives, and agrees not to assert or attempt to assert, by way of motion or other request for leave from the court, as a defense, counterclaim or otherwise, in any proceeding, any claim or argument that there is an adequate remedy at law or that an award of specific performance is not otherwise an available or appropriate remedy. Notwithstanding anything to the contrary in this Agreement, termination of this Agreement shall not relieve the Buyers of any liability for breach of this Agreement, and shall be in addition to any and all other rights and remedies at law or in equity Sellers have against Buyers for (x) the loss suffered as a result of any failure of the Transaction to be consummated and (y) any other losses, damages, obligations or liabilities suffered as a result of or under this Agreement and the Transaction, and all such rights and remedies shall be cumulative and non-exclusive.
Section 11.12.     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 11.13.    Sellers’ Representatives.
(a)    Each Seller (other than Bernard S. Spanger and Joseph L. Amato) hereby appoints Bernard S. Spanger and Joseph L. Amato to act as the initial Sellers’ Representatives under this Agreement. The Sellers’ Representatives shall have the full power and authority on behalf of the Sellers, jointly and not severally, to take any and all actions and make any and all determinations in respect of this Agreement and/or the transactions contemplated hereby and thereby. Without limiting the generality of the foregoing, the Sellers’ Representatives shall be authorized to (a) negotiate, execute and deliver all amendments, modifications and waivers to this Agreement and the Escrow Agreement or any other document or instrument (but not any Leaving Partner Agreement or Employment Agreement) contemplated by this Agreement, (b) take all actions on behalf of the Sellers in connection with any claims or disputes with respect to this Agreement or the transactions contemplated hereby, to initiate, prosecute, defend and/or settle such claims and disputes, and to authorize payments in respect of any claims brought against the Sellers from the Indemnity Escrow Amount, (c) acceptance of any payments hereunder or under the Escrow Agreement (net of applicable withholding Taxes) and delivery of wire instructions to Buyers in connection therewith; (d) review of the Closing Date Balance Sheet and instructing the Escrow Agent to deliver Adjustment Escrow Amount to the Buyers or the Sellers; (e) delivering any funds hereunder or under the Escrow Agreement; (f) determining whether the conditions to closing in Article VIII have been satisfied and supervising the Closing, including waiving any such condition if Sellers’ Representatives, in their sole discretion, determine that such waiver is appropriate; (g) taking any action that may be necessary or desirable, as determined by Sellers’ Representatives in their sole discretion, in connection with the termination hereof in accordance with Article X; (h) accepting notices on behalf of such Seller in accordance with Section 11.02; (i) taking any and all actions that may be necessary or desirable, as determined by Sellers’ Representatives in their sole discretion, in connection with the payment of the costs and expenses incurred with respect to the Company or such Seller in accordance with Section 7.01(b); (j) executing and delivering, in Sellers’ Representatives’ capacity as the representative of such Seller, any and all notices, documents or certificates to be executed by Sellers’ Representatives, on behalf of such Seller, in connection with this Agreement, the Escrow Agreement and the Transaction; and (k) granting any consent or approval on behalf of such Seller under this Agreement.
(b)    No Seller shall be permitted to take any such actions pursuant to this Agreement without the prior written approval of the Sellers’ Representatives. The Sellers’ Representatives will not receive a fee for serving as the Sellers’ Representatives of the Sellers hereunder. The Sellers’ Representatives shall be entitled to engage counsel and other advisors, and the reasonable fees and expenses of such counsel and advisors will be paid by the Sellers hereunder (based on their Pro Rata Share), first out of the Sellers Representatives Account and then, if there are no funds remaining therein, by the Sellers directly (based on their Pro Rata Share). The Sellers’ Representatives shall not be liable to any Seller for any action taken by it pursuant to this Agreement, and the Sellers shall jointly and severally indemnify and hold the Sellers’ Representatives harmless from any Losses arising out of it serving as Sellers’ Representatives hereunder, except in each case if and to the extent the Sellers’ Representatives has engaged in bad faith or willful misconduct as finally determined by a court of competent jurisdiction. Any Person serving as a Sellers’ Representatives hereunder may resign as a Sellers’ Representative upon at least ten (10) days prior written notice to the Sellers and the Buyers. All rights of a Sellers’ Representative to indemnification hereunder shall survive such Sellers’ Representative’s resignation or removal. The Sellers shall indemnify, hold harmless and reimburse each Sellers’ Representative for all costs and expenses incurred by such Sellers’ Representative acting in such capacity hereunder (based on their Pro Rata Share), including (without limitation) all costs and expenses incurred under the Escrow Agreement that are the responsibility of the Sellers.
(c)    As the representative of the Sellers, the Sellers’ Representatives shall act as the agent for all Sellers and shall have authority to bind each Seller in accordance with this Agreement, and Buyers may rely on such appointment and authority until the receipt of notice of the appointment of a successor upon five (5) Business Days’ prior written notice to Buyers.
(d)    Each Seller (other than the Sellers’ Representatives) hereby appoints Sellers’ Representatives as such Seller’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, in such Seller’s name, place and stead, in any and all capacities, in connection with the Transaction, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with the sale of such Seller’s Partnership Interests as fully to all intents and purposes as such Seller might or could do in person.
(e)    Pro Rata Payments. The Sellers’ Representatives agree that all distributions to be made by the Sellers’ Representatives to the Sellers from funds received from the Adjustment Escrow Account or the Indemnity Escrow Account or upon termination of the Sellers’ Representatives Account shall be made on the basis of the Pro Rata Share of each Seller.
(f)    Sellers Agreement. The Sellers have entered into a Sellers Agreement which provides for (i) the manner in which each of the Sellers’ Representatives will be replaced if a Sellers’ Representative resigns and (ii) which matters in this Agreement or involving the Contingent Consideration will be controlled by which Sellers’ Representative and, as specified therein, the approval needed from the Leaving and Staying Partners as to a determination made by a Sellers’ Representative. The Buyers agree that a replacement Person or Persons to serve as a Sellers’ Representative chosen pursuant to the Sellers Agreement will be considered a “Sellers’ Representative” for all purposes of this Agreement.
Section 11.14.     Delivery. With respect to all materials that are described as having been made available to the Buyer, such materials shall be deemed to have been made available to the Buyers if the Buyers or any of its Representatives have been granted access to a dataroom, electronic dataroom or website in which such materials are available or by transmitting such materials to the Buyers or its Representatives by any other electronic means.

Section 11.15.    Disclosure Schedules. The Parties hereto agree that any reference in a particular Section of the Seller Disclosure Schedules shall only be deemed to be an exception to (or a disclosure for purposes of) (x) the representations and warranties that are contained in the corresponding Section of this Agreement and (y) any other representations and warranties that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent on its face.
Section 11.16.    Concerning Counsel.
(a)    Sidley Austin LLP (“Counsel”) has acted as counsel for Sellers and the Company (collectively, the “Clients”) in connection with this Agreement and the Transaction (collectively, the “Transaction Engagement”), and in that regard not as counsel for any other Person, including the Buyers or their Affiliates. Only the Clients shall be considered clients of Counsel for purposes of the Transaction Engagement. From and after the Closing, any and all communications between the Clients and Counsel made in the course of or relating to the Transaction Engagement shall be deemed to be attorney-client confidences that belong solely to Sellers and not to the Company. The Buyers and their Affiliates (including, after the Closing, the Company) shall not have access to any such communications, or to the files of Counsel relating to the Transaction Engagement. Without limiting the generality of the foregoing, from and after the Closing, (i) Sellers shall be the sole holders of the attorney-client privilege with respect to the Transaction Engagement, and none of the Buyers, the Company or any of their respective Affiliates shall be a holder thereof, provided, that, the Sellers agree to reasonably preserve and protect all documents, materials and information protected by such attorney-client privilege and shall not waive or otherwise disclose any such documents, materials and information unless and only to the extent required by Law, (ii) to the extent that files of Counsel in respect of the Transaction Engagement would constitute property of the Clients (including Sellers and the Company), only Sellers shall hold such property rights, and (iii) Counsel shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Buyers, the Company or any of their respective Affiliates by reason of any attorney-client relationship between Counsel and the Company or otherwise.
(b)    If Sellers so desire, and without the need for any consent or waiver by the Buyers, the Company or any of their respective Affiliates, Counsel shall be permitted to represent Sellers after the Closing in connection with any matter, including anything related to the Transactions or any disagreement or dispute in connection therewith or any other matter.  Without limiting the generality of the foregoing, after the Closing, Counsel shall be permitted to represent Sellers, any of their Representatives, or any one or more of them, in connection with any negotiation, transaction or dispute (including any litigation, arbitration or other adversarial proceeding) with the Buyers, the Company or any of their respective Affiliates or any of their Representatives, including indemnification claims or any other matter related to this Agreement, any Transaction Agreement or the Transaction. The Buyers shall not, and from and after the Closing shall cause the Company not to, assert any claim against Counsel in respect of legal services provided to the Clients by Counsel.

(c)    From and after the Closing, the Company shall cease to have any attorney-client relationship with Counsel relating to the Transaction Engagement, unless otherwise agreed to in writing by the Parties hereto.
(d)    Sellers (on behalf of themselves and the Company) and the Buyers consent to the foregoing arrangements and waive any actual or potential conflict of interest that may be involved in connection with any representation by Counsel permitted hereunder.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above.
INTL FCSTONE HUDSON LLC
By: /s/ William Dunaway
Name: William Dunaway
Title: Chief Financial Officer

INTL FCSTONE INC.
By: /s/ William Dunaway
Name: William Dunaway
Title: Chief Financial Officer

Solely with respect to Section 11.13:

SELLERS' REPRESENTATIVES
/s/ Joseph L. Amato
Joseph L. Amato

/s/ Bernard S. Spanger
Bernard S. Spanger

G.X. CLARKE & CO.

By: /s/ Marc S. Porter
Name: Marc S. Porter
Title: Managing General Partner

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above.
INTL FCSTONE INC.
By: /s/ Brian Sephton
Name: Brian Sephton
Title: Chief Legal & Governance Officer

MANAGING GENERAL PARTNERS:

/s/ Griffith X. Clarke
Griffith X. Clarke

/s/ Daniel J. Lennon
Daniel J. Lennon

/s/ David G. Gordon
David G. Gordon

/s/ Marc S. Porter
Marc S. Porter

/s/ Steven Dey
Steven Dey

/s/ Bernard S. Spanger
Bernard S. Spanger

/s/ John G. Devine
John G. Devine

/s/ Joseph L. Amato
Joseph L. Amato

/s/ Sabetay Zavaro
Sabetay Zavaro

NON-MANAGING GENERAL PARTNERS:

/s/ Gregory L. Wadeyka
Gregory L. Wadeyka

/s/ Thomas P. Lee
Thomas P. Lee

/s/ Young Taek Lee
Young Taek Lee

/s/ Michael P. Lennon
Michael P. Lennon

/s/ Steven E. Kelly
Steven E. Kelly

/s/ Salvatore V. Ursida
Salvatore V. Ursida

/s/ Robert A. LaForte
Robert LaForte

LIMITED PARTNERS:

The Starting Five, a New York general partnership	The McKenzie Charitable Foundation

By: /s/ Marc S. Porter	By: /s/ W. Thorpe McKenzie
Name: Marc S. Porter	Name: W. Thorpe McKenzie
Title: General Partner	Title: President

/s/ J. Tucker Morse
J. Tucker Morse

Exhibit A - DEFINITIONS
“Action” means any claim, action, hearing, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.
“Adjustment Escrow Amount” means $5,000,000.
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“BD Merger” means the merger of FCStone LLC, an Iowa limited liability company and the Company with and into the LP Buyer’s Broker-Dealer subsidiary, INTL FCStone Securities Inc.
“Broker-Dealer” means a “broker” or “dealer” as defined in Sections 3(a)(4) and 3(a)(5) of the Exchange Act.
“Benefit Plan” means any of the following (whether written, unwritten or terminated) which the Company has at any time sponsored or maintained, or to which the Company has at any time made contributions, or with respect to which the Company has had any other liability (contingent or otherwise) at any time: (a) any “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, including, but not limited to, any medical plan, life insurance plan, short-term or long-term disability plan, dental plan, and sick leave; (b) any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, including, but not limited to, any excess benefit, top hat or deferred compensation plan or any nonqualified deferred compensation or retirement plan or arrangement or any qualified defined contribution or defined benefit plan; or (c) any other plan, policy, program, arrangement or agreement which provides employee benefits or benefits to any current or former employee, dependent, beneficiary, director, independent contractor or like person, including, but not limited to, any severance agreement or plan, personnel policy, vacation time, holiday pay, service award, moving expense reimbursement programs, tool allowance, safety equipment allowance, material fringe benefit plan or program, bonus or incentive plan, stock option, restricted stock, stock bonus or deferred bonus plan, salary reduction, change-of-control or employment agreement (or consulting agreement with a former employee).
“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York City are authorized or required by Law to be closed for business.
“Buyer Material Adverse Effect” means a violation, inaccuracy, breach, default, failure to comply, change in circumstance, event, occurrence, state of facts, loss, effect, fact, agreement, arrangement, commitment, understanding, obligation or development which, as a result of the

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occurrence or existence thereof, has had, or would reasonably be expected to have, a material effect on the ability of the Buyers to perform their obligations under this Agreement or any Transaction Agreement or to consummate the transactions contemplated herein or therein.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Intellectual Property” means all Intellectual Property that is owned or held for use by the Company.
“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which the Company is a party, beneficiary or otherwise bound.
“Company Material Adverse Effect” means a material adverse effect on the business, operations, properties, financial, assets, results of operations or liabilities of the Company taken as a whole or that has a material adverse effect on the ability of the Company to perform its obligations under this Agreement or any Transaction Agreement or to consummate the transactions contemplated herein, provided, however, that Company Material Adverse Effect does not include a material adverse effect or impact on the business, operations, properties, financial condition, assets, results of operations or liabilities of the Company that is caused by (i) one or more downturns in the economy, the securities markets, the financing or currency markets or the credit markets in general which does not disproportionately affect the Company relative to other industry participants, (ii) one or more downturns in the industries in which the Company operates which does not disproportionately affect the Company relative to other industry participants, (iii) geopolitical conditions, acts of war, armed hostilities, sabotage or terrorism or any escalation or worsening of any such conditions, (iv) changes in applicable Laws or any interpretation of the foregoing which does not disproportionately affect the Company relative to other industry participants, (v) changes in GAAP or (vi) the effect of any action or any failure to act taken by the Buyers contemplated by this Agreement.
“Confidentiality Agreement” means the agreement, dated March 24, 2014, between the LP Buyer and Berkshire Capital Securities LLC on behalf of the Company.
“Contingent Consideration” means an amount of up to $1,500,000 calculated and payable in accordance with Schedule 2.06.
“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.
“Deferred Purchase Price” means an amount of up to $5,000,000 calculated and payable in accordance with Schedule 2.06.

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“Distributed Capital” means a portion of the Staying Partners’ and Leaving Partners’ capital accounts such that, based upon the Estimated Final Tangible Book Value, after giving effect to repayment in full of any funded Indebtedness, including Subordinated Indebtedness, payment of the Company’s Transaction Expenses and funding of the Sellers’ Representative Account, the Company’s Estimated Final Tangible Book Value shall equal the result of, as of the Effective Time, $26,000,000 minus the principal amount and accrued but unpaid interest as of the Effective Time with respect to any Unretired Subordinated Indebtedness.
“Dollars or $” means the lawful currency of the United States.
“Employment Agreements” means, collectively, the employment agreements entered into as of the date hereof between the Company and each of the Staying Partners, to be effective as of the Closing.
“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
“Environmental Law” means any Laws relating to the protection of the environment.
“Environmental Permits” means any permits, licenses, authorizations, certifications and approvals necessary for the operation of the Company’s business pursuant to any Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“ERISA Affiliate” means the Company, any Affiliate and any predecessor of any of them and any other Person who together with the Company or any of its Affiliates is treated as a “single employer” for purposes of Code Section 414(b), (c), (m) or (o).
“Escrow Amounts” means the sum of the Adjustment Escrow Amount and the Indemnity Escrow Amount.
“Final Tangible Book Value” means the number obtained by subtracting (a) the sum of the Company’s (i) total liabilities as of the Effective Time (including accruals by the Company for incentive compensation, accrued benefits, as well as the accruals set forth on Section 2.03 of the Seller Disclosure Schedules) and (ii) intangible assets and goodwill as of the Effective Time, as such numbers are set forth in the Closing Date Balance Sheet, as finally determined, from (b) the Company’s total assets as of the Effective Time, as set forth in the Closing Date Balance Sheet as finally determined.
“FINRA” means the Financial Industry Regulatory Authority.
“GAAP” means United States generally accepted accounting principles in effect from time to time, consistently applied in accordance with past practices.

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“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization (such as FINRA) or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Guarantee” means, with respect to any Person, (i) any guarantee of the payment or performance of, or any contingent obligation in respect of, any Indebtedness or other obligation of any other Person (except for endorsement of drafts for deposit and collection in the ordinary course of business), or (ii) any other arrangement whereby credit is extended to any other Person on the basis of any promise or undertaking of such Person (A) to pay the Indebtedness of such other Person, (B) to purchase or lease assets under circumstances that would enable such other Person to discharge one or more of its obligations, or (C) to maintain the capital, working capital, solvency or general financial condition of such other Person.
“Hazardous Materials” means: any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws.
“Indebtedness” of any Person means any indebtedness or liability of such Person (i) for borrowed money (excluding, for the avoidance of doubt, accounts payable incurred in the ordinary course of business), (ii) under any reimbursement obligation relating to a letter of credit, banker’s acceptance or note purchase facility, (iii) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation), (iv) the capitalized amount (as determined in accordance with GAAP) of all obligations to pay rent or other amounts under any lease of real property or personal property, which obligations are required to be classified and accounted for as capital leases in accordance with GAAP, (v) issued or assumed as the deferred purchase price of any property, asset or service, (vi) in respect of interest under any interest rate, currency, swap, hedge or other derivative agreement, (vi) under any sale and leaseback transaction, synthetic lease or other off-balance sheet loan or financing where the transaction is considered indebtedness for borrowed money for federal income tax purposes but is classified as an operating lease in accordance with GAAP for financial reporting purposes, (vii) of the types referred to in the preceding clauses (i) through (v) of any other Person secured by any Encumbrance on any asset of the Company, even though the Company has not assumed or otherwise become liable for the payment thereof and (viii) in respect of interest, premiums, penalties, fees or other charges in respect of any indebtedness described in the foregoing clauses (i) through (vii), and (ix) all indebtedness referred to in the foregoing clauses (i) through (viii) that constitute a Guarantee by such Person.
“Indemnity Escrow Amount” means $5,000,000.

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“Intellectual Property” means all intellectual property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to applicable Laws whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with all goodwill connected with the use of and symbolized by, and all registrations, registration applications and renewals in respect of, any of the foregoing, (b) Internet domain names, whether or not trademarks or service marks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs, (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights and moral rights, and all registrations, applications for registration and renewals with respect thereto, (d) trade secrets, discoveries, business and technical information, know-how, methodologies, strategies, processes, databases, data collections and other confidential and/or proprietary information and all rights therein, (e) inventions (whether or not patentable, and whether or not reduced to practice), all improvements thereto, and all patents (including all reissuances, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models), (f) software and firmware, including data files, source code, object code, application programming interfaces, routines, algorithms, architecture, files, records, schematics, computerized databases and other related specifications and documentation (collectively, “Software”), (h) other intellectual property rights and (i) copies and tangible embodiments (in whatever form or medium) of the foregoing.
“Knowledge of the Buyer” or “Buyer’s Knowledge” means the knowledge of any of Brian Sephton, Steven Carlson, Sagiv Shiv or Jordan Winder.
“Knowledge of the Company” or “Company’s Knowledge” means the knowledge of any of the Managing General Partners as to the existence or absence of facts or circumstances that are the subject of such representations and warranties after consultation with and due inquiry of all Persons who would reasonably be expected to have knowledge or information with respect to the matter in question.
“Knowledge of such Seller” or “Seller’s Knowledge” means, with respect to a Seller, the knowledge of such Seller as to the existence or absence of facts or circumstances that are the subject of such representations and warranties after consultation with and due inquiry of all Persons who would reasonably be expected to have knowledge or information with respect to the matter in question.
“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.
“Leased Real Estate” means property leased, used or occupied by the Company pursuant to a Real Property Lease.

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“Leaving Partner Agreements” means, collectively, the agreements in the form of the Leaving Partner Agreement and Release of Claims attached hereto as Exhibit C to this Agreement entered into as of the date hereof between the Company and each of the Leaving Partners, to be effective as of the Closing.
“Leaving Partners Closing Payment” means (i) 67.2464% of the Estimated Final Tangible Book Value, minus (ii) 68.2004% of the Escrow Amounts, plus (iii) $1,500,000.
“Leaving Partners” means Griffith X. Clarke, Daniel J. Lennon, David G. Gordon, Marc S. Porter, Joseph L. Amato, Sabetay Zavaro, Thomas P. Lee, Young Taek Lee, Michael P. Lennon and Gregory L. Wadeyka.
“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive, exemplary or special damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.
“Managing General Partners” means those individuals listed as such on the signature pages to this Agreement.
“Minimum Net Capital Requirement” means the then current minimum net capital any government securities broker-dealer is required to have and maintain pursuant to SEC Rule 15c3‑1, calculated in a manner that shall take into account necessary amounts required for accruals by the Company for incentive compensation, accrued benefits, as well as the accruals set forth on Schedule 2.03 hereto.
“Open Source Software” means Software licensed, pursuant to a standard non-exclusive end-user license agreement, to the general public in source code form with a right to make modifications, including any such Software licensed under terms that meet the current version of the Free Software definition maintained by the Free Software Foundation or the current version of the Open Source Definition maintained by the Open Source Initiative. Open Source Software includes without limitation software distributed under such licenses as the GNU General Public License, GNU Lesser General Public License, New BSD License, MIT License, and other licenses approved as Open Source Software Licenses under the Open Source Definition of the Open Source Initiative.
“Ordinary Course of Business” means, with respect to an action taken by any Person, an action that is consistent with the past practices of such Person or is taken in the ordinary course of the normal day‑to‑day operations of the business of such Person.
“Partnership Agreement” means the Amended and Restated Agreement of limited partnership of the Company as in effect as of the date of this Agreement.

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“Partnership Certificate” means the Certificate of Limited Partnership and amendments thereto of the Company as in effect as of the date of this Agreement.
“PCAOB” means the Public Company Accounting Oversight Board.
“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.
“Permitted Encumbrances” means (i) liens for Taxes, assessments or other governmental charges not yet due and payable, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like liens arising or incurred in the ordinary course of business if the underlying obligations are not past due, and (iii) statutory liens of lessors under Real Property Leases for amounts not yet due and payable.
“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.
“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.
“Post-Closing Taxes” means Taxes of the Company for any Post-Closing Tax Period.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.
“Pre-Closing Taxes” means Taxes of the Company for any Pre-Closing Tax Period.
“Pro Rata Share” means with respect to each Seller, the percentage set forth next to his or its name under the caption “Pro Rata Share” on Exhibit B.
“Real Property Lease” means a Contract currently in effect pursuant to which the Company leases real property.
“Representative” means, with respect to any Person, any and all managers, partners, directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder, as amended.

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“Seller” or “Sellers” means each of the GP Sellers and LP Sellers, collectively. To the extent any GP Seller or LP Seller is an entity formed and/or owned by a Managing General Partner, the term “Seller” includes both such Managing General Partner and such entity, jointly and severally.
“Sellers Agreement” means the agreement, dated as of even date with this Agreement, among the Leaving Partners and the Staying Partners, a fully executed copy of which will be delivered to Buyers at the Closing.
“Seller Disclosure Schedules” means the Disclosure Schedules delivered by the Sellers concurrently with the execution and delivery of this Agreement.
“Staying Partners Closing Payment” means (i) 32.7536% of the Estimated Final Tangible Book Value, minus (ii) the Deferred Purchase Price, minus (iii) 31.7996% of the Escrow Amounts.
“Staying Partners” means Steven A. Dey, Bernard S. Spanger, John G. Devine, Steven E. Kelly, Salvatore V. Ursida and Robert A. LaForte.
“Subordinated Indebtedness” means Indebtedness outstanding under subordinated loan agreements between the Company and the holders set forth on Exhibit D hereto, in the amount of $8,250,000.
“Tax” or “Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, escheat, unclaimed property, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.
“Tax Return” means all returns, amendments, informational returns, forms, reports and statements (including elections, declarations, disclosures, schedules and estimates) in respect of any Taxes.
“Transaction Agreements” means this Agreement, the Escrow Agreement, the Employment Agreements, the Leaving Partner Agreements and the Transition Agreement.
“Transaction Expenses” means (i) all of the fees and expenses incurred or reimbursed by the Sellers or the Company or any of their respective agents or representatives in connection with the negotiation, documentation and consummation of the transactions contemplated by this Agreement, including all fees, expenses, disbursements and other similar amounts paid to attorneys, financial advisors or accountants, (ii) all payments required to obtain third party consents in connection with the consummation of the transactions contemplated by this Agreement and (iii) all change of control, severance, bonus or similar payments due by the Company to any Person under any plan, agreement or arrangement of the Company, which obligation, in each case, is payable or becomes due as a result of the consummation of the transactions contemplated by this Agreement, including all Taxes that are payable by the Company in connection with the payment of such liability.

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“Transition Agreement” means the agreement in the form of the Transition Agreement attached hereto as Exhibit F entered into as of the date hereof between the Company and Griffith X. Clarke, to be effective as of the Closing.
“Unretired Subordinated Indebtedness” means any Subordinated Indebtedness of the Company issued within the one year immediately prior to the Effective Time that, as of the Effective Time, FINRA has not provided approval to the Company for full payment and satisfaction thereon as part of the Sub Debt Paydown.

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EXHIBIT B – PURCHASE PRICE PAYMENTS

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EXHIBIT C – FORM OF LEAVING PARTNER AGREEMENT

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EXHIBIT D – SUBORDINATED INDEBTEDNESS

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EXHIBIT E – PRESS RELEASE

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EXHIBIT F – TRANSITION AGREEMENT

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EXHIBIT G – ESCROW AGREEMENT

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